     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 30, 1998


                                                      REGISTRATION NO. 333-56427

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                          ---------------------------

                                AMENDMENT NO. 1


                                       TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                          ---------------------------

                                 E3 CORPORATION
             (Exact Name of Registrant as Specified in its Charter)

            GEORGIA                          7372                         58-1828841
(State or other Jurisdiction of  (Primary Standard Industrial          (I.R.S. Employer
Incorporation or Organization)    Classification Code Number)       Identification Number)

                          ---------------------------

                         1800 PARKWAY PLACE, SUITE 600
                            MARIETTA, GEORGIA 30067
                                 (770) 424-0100
               (Address, Including Zip Code and Telephone Number,
       Including Area Code, of Registrant's Principal Executive Offices)
                          ---------------------------

                               ANDERS H. HERLITZ
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                                 E3 CORPORATION
                         1800 PARKWAY PLACE, SUITE 600
                            MARIETTA, GEORGIA 30067
                                 (770) 424-0100
           (Name, Address, Including Zip Code, and Telephone Number,
                   Including Area Code, of Agent for Service)
                          ---------------------------
                                   Copies to:

             JOHN C. YATES, ESQ.                          CARMELO M. GORDIAN, ESQ.
         GRANT W. COLLINGSWORTH, ESQ.                      S. MICHAEL DUNN, ESQ.
           LAUREN Z. BURNHAM, ESQ.                        PHILIP W. RUSSELL, ESQ.
       MORRIS, MANNING & MARTIN, L.L.P.               BROBECK, PHLEGER & HARRISON, LLP
        1600 ATLANTA FINANCIAL CENTER                       301 CONGRESS AVENUE
          3343 PEACHTREE ROAD, N.E.                              SUITE 1200
            ATLANTA, GEORGIA 30326                          AUSTIN, TEXAS 78701
          TELEPHONE: (404) 233-7000                      TELEPHONE: (512) 477-5495
          FACSIMILE: (404) 365-9532                      FACSIMILE: (512) 477-5813

                          ---------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.
     If any of the securities being registered on this Form are offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act") please check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                          ---------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OR AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                   Subject To Completion, Dated        , 1998

PROSPECTUS

                                                 SHARES

                                   [E3 LOGO]

                                 E3 CORPORATION

                                  COMMON STOCK
                          ---------------------------

     Of the                shares of Common Stock offered hereby,
               shares are being sold by E3 Corporation (the "Company" or "E3")
and                shares are being sold by the Selling Shareholders (the
"Selling Shareholders"). The Company will not receive any proceeds from the sale of shares by the Selling Shareholders. Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently estimated that the initial public offering price of the Common Stock will be between
$     and $     per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Company has applied for quotation of the Common Stock on the Nasdaq National Market under the symbol "EIII."

     THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 6.
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                Proceeds to
                                     Price to           Underwriting Discounts          Proceeds to               Selling
                                      Public              and Commissions(1)             Company(2)             Shareholders
---------------------------------------------------------------------------------------------------------------------------------
Per Share....................           $                         $                          $                       $
---------------------------------------------------------------------------------------------------------------------------------
Total (3)....................           $                         $                          $                       $
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) For information regarding indemnification of the Underwriters, see "Underwriting."
(2)  Before deducting expenses of the Offering payable by the Company, estimated
     at $          .
(3) The Company and the Selling Shareholders have granted the Underwriters an option, exercisable within 30 days from the date hereof, to purchase up to
     a total of        additional shares of Common Stock on the same terms and
     conditions as set forth above, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public will be
     $       , the Underwriting Discounts and Commissions will be $       , the
     Proceeds to Company will be $        , and the Proceeds to Selling
     Shareholders will be $       . See "Principal and Selling Shareholders" and
     "Underwriting."
                          ---------------------------

     The shares of Common Stock offered by the Underwriters are subject to prior sale, receipt and acceptance by them and are subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that delivery of such shares will be made through the offices of UBS Securities LLC, 299 Park Avenue, New York, New York, on or about
                    , 1998.
                          ---------------------------


WARBURG DILLON READ LLC                          SOUNDVIEW FINANCIAL GROUP, INC.


                           , 1998

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS (IF ANY) OR THEIR RESPECTIVE AFFILIATES MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M UNDER THE SECURITIES AND EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under "Risk Factors" and elsewhere in this Prospectus.

                                  THE COMPANY

     E3 is a leading provider of inventory management software solutions designed to help businesses make purchasing decisions that optimize inventory levels and increase profitability. The Company's solutions are designed primarily for businesses in the wholesale and retail segments of the supply chain. The Company complements its software products with a range of services that leverage its comprehensive buying process expertise. To date, substantially all of the Company's revenue has been generated through its direct sales force based in the United States and abroad. E3 has provided solutions to a broad range of distributors, wholesalers and retail chains in the general retail; pharmaceutical; general manufacturing; electrical, industrial and automotive supply; food and food service; wine and spirits; and office supply industries, among others. Founded in 1980, E3 has installed its systems at more than 600 customers in 16 countries. Customers include Ace Hardware, Best Buy, CVS Pharmacy, Eckerd Drugs, Rubbermaid, Staples, The Sports Authority and Victoria's Secret. In the United States, E3's customers include seven of the largest ten drug wholesalers, five of the largest ten drug retailers, 22 of the largest 50 food service distributors, and eight of the largest 17 hardware wholesalers.

     Today's increasingly competitive business environment has forced manufacturers, distributors and retailers to change their business practices. There has been a fundamental shift in market power from manufacturers to retailers and consumers. This shift in market power has had a profound effect on the supply chain, which consists of the flow of goods from suppliers to manufacturers, then to wholesalers and warehouses, next to distributors and retailers, and ultimately, to the consumer. The competitive nature of today's end markets requires retailers and wholesalers to effectively manage their supply chains in order to provide their customers with the right products, at the right price, and at the precise time and place they are needed.

     As a result of these recent trends, a significant need has developed for optimized inventory management solutions that: (i) not only track inventory levels but also measure and improve inventory profitability; (ii) provide sophisticated decision-support tools combined with simulation capabilities that analyze numerous purchasing factors, such as demand patterns, purchasing costs, the receipt and management of inventory, vendor pricing and discounts, and forecasted demand; (iii) respond to changing business factors by automatically recommending the optimal purchasing decisions; and (iv) enable companies to manage millions of stock-keeping units ("SKUs") over broad geographic regions with many stores and distributed users. Finally, the solutions should be easy to implement, use and maintain.

     The Company's solutions address the complex requirements of inventory management by factoring in forward-buying and alternate-buying opportunities while minimizing the required inventory levels needed to meet pre-established customer service objectives. The Company's solutions are based on a comprehensive suite of software modules, including demand forecasting, lead time forecasting, order policy analysis, service level analysis, replenishment analysis, investment analysis and order validity analysis. The Company offers consulting and educational services that help customers maximize profitability through the use of the Company's proprietary inventory management software and techniques.

     The Company's software solutions provide comprehensive and advanced inventory management capabilities that enable organizations to reduce inventories, increase profitability and meet customer service objectives. The Company's product offerings target four distinct markets: (i) E3TRIM targets warehouse inventory management; (ii) E3SLIM targets store inventory management;
(iii) E3CRISP targets vendor managed inventories; and (iv) ProfitTrack focuses on shared services inventory management.

     The Company intends to maintain its leadership position in the inventory management market by continuing to provide comprehensive and advanced applications that allow customers to optimize inventory management. Key elements of the Company's strategy include maintaining and enhancing its technology leadership, expanding product offerings and targeting new market opportunities, maintaining high quality customer relationships through consulting and education, broadening distribution channels and strategic relationships and increasing penetration of international markets.

     The Company was founded in 1980 and incorporated in Georgia in 1986 as Technology Investment Leasing & Loan, Inc. In 1998, the Company changed its name to E3 Corporation. When used in this Prospectus, unless the context requires otherwise, the term "Company" refers to E3 Corporation and its consolidated subsidiaries. The Company's principal executive offices are located at 1800 Parkway Place, Suite 600, Marietta, Georgia 30067 and its telephone number is
(770) 424-0100.

                                  THE OFFERING

Common Stock offered by the Company....                    shares

Common Stock offered by the Selling
  Shareholders.........................                    shares

Common Stock to be outstanding after
  the Offering.........................                    shares(1)

Use of Proceeds........................     For working capital and other
                                            general corporate purposes including
                                            possible acquisitions.

Proposed Nasdaq National
  Market Symbol........................     EIII
---------------

(1) Excludes (i) 3,000,000 shares of Common Stock reserved for issuance upon the exercise of options granted under the E3 Corporation Stock Incentive Plan (the "Stock Incentive Plan"), of which options to purchase 898,919 shares were outstanding as of the date of this Prospectus, at a weighted average exercise price of $10.00 per share; and (ii) 148,354 shares of Common Stock issuable upon the exercise of non-plan options outstanding as of the date of this Prospectus, at a weighted average exercise price of $9.10 per share. See "Management -- Stock Option and Other Compensation Plans."

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                THREE MONTHS
                                                      YEAR ENDED DECEMBER 31,                  ENDED MARCH 31,
                                         --------------------------------------------------   -----------------
                                          1993      1994       1995       1996       1997      1997      1998
                                         -------   -------   --------   --------   --------   -------   -------
CONSOLIDATED STATEMENT OF INCOME DATA:
  Software license fees................  $ 4,827   $ 7,545   $ 11,199   $ 12,589   $ 14,519   $ 5,185   $ 4,107
  Services and maintenance fees........    2,340     3,576      5,044      7,200     10,342     2,351     3,392
                                         -------   -------   --------   --------   --------   -------   -------
    Total revenue......................    7,167    11,121     16,243     19,789     24,861     7,536     7,499
  Income from operations...............    1,115     2,173      2,917      3,738      3,673     3,153     1,507
  Net income...........................      857     1,249      2,058      2,261      2,258     1,874       893
  Net income per share -- basic and
    diluted............................  $  0.05   $  0.08   $   0.13   $   0.14   $   0.14   $  0.12   $  0.06
  Shares used in computing net income
    per share -- basic and
    diluted(1).........................   15,850    15,555     15,555     15,645     15,649    15,649    15,649
  Cash dividends declared per common
    share..............................  $    --   $  0.02   $   0.04   $   0.02   $   0.02   $    --   $    --

                                                              DECEMBER 31, 1997      MARCH 31, 1998
                                                              -----------------   ---------------------
                                                                                                AS
                                                                                  ACTUAL    ADJUSTED(2)
                                                                                  -------   -----------
CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents.................................       $ 7,318        $ 9,248     $
  Working capital...........................................         5,573          6,318
  Total assets..............................................        15,824         16,519
  Long-term debt, net of current portion....................            --             --
  Shareholders' equity......................................         6,838          7,650

---------------

(1) See Note 1 of Notes to Consolidated Financial Statements.
(2) As adjusted to give effect to the sale by the Company of the shares of Common Stock offered hereby at an assumed initial public offering
    price of $     per share, after deducting the estimated underwriting
    discounts and commissions and estimated offering expenses payable by the Company, and the application of the estimated net proceeds therefrom. See "Use of Proceeds" and "Capitalization."

     Unless otherwise indicated, the information contained in this Prospectus assumes (i) no exercise of outstanding stock options and (ii) no exercise of the Underwriters' over-allotment option.

     E3(R), E3 Design(R), E3CRISP(R), E3SLIM(R) and E3TRIM(R) are registered trademarks of the Company. This Prospectus also includes trademarks, service marks, trade names and references to intellectual property owned by other companies.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus. When used in this Prospectus, the words "may," "will," "intends," "plans," "expects," "anticipates," "estimates" and similar expressions are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. These risks and uncertainties include, but are not limited to, those risks discussed below and elsewhere in this Prospectus. Actual results could differ materially from those projected in the forward-looking statements as a result of the risk factors discussed below and elsewhere in this Prospectus.

     Potential Variability of Quarterly Operating Results and Seasonality. The Company's operations, revenue and operating results are uncertain and are expected to vary substantially from quarter to quarter. Among the factors causing these potential variations are fluctuations in the demand for the Company's products, the level of product and price competition in the Company's markets, the length of the Company's sales cycle, the size and timing of individual transactions, the mix of products and services sold, delays in or cancellations of customer implementations, the timing of new product introductions and enhancements by the Company or its competitors, the Company's ability to attract and retain key technical, sales and managerial personnel, the ratio of international to domestic sales, commercial strategies adopted by competitors, changes in foreign currency exchange rates, customers' budget constraints, the Company's ability to control costs and general economic conditions. In addition, the Company has in the past, and may in the future, provide a customer with a right to receive a full refund of the license fees paid if such customer is dissatisfied with the Company's products in the period following installation (typically up to 90 days). The grant of such a right may have the effect of delaying the Company's recognition of revenue from such license fees. In addition, in each year in which the Company paid bonuses to certain executive officers, such bonuses were based on year-end operating results and were paid in the fourth quarter, which has resulted in substantially increased general and administrative expenses in that quarter. As a result of the foregoing factors, comparisons of future operating results with prior periods should not be relied upon as indicators of actual performance in future periods. The Company establishes its expenditure levels for consulting, product development, sales and marketing and other operating expenses based, in large part, on its expected future revenue. Furthermore, since software license sales are typically accompanied by a substantial amount of consulting, implementation and support services, the Company's consulting and support resources must be managed to meet anticipated software license revenue. As a result, any unexpected decline in software license revenue is likely to adversely and disproportionately affect operating results and net income because only a small portion of the Company's expenses vary with its revenue. Based upon all of the foregoing, the Company believes that its quarterly and annual revenue, expenses and operating results are likely to vary significantly in the future and that period-to-period comparisons of its operating results are not necessarily meaningful. As a result, the Company's operating results for any particular quarter may be below the expectations of securities analysts and investors, which could materially and adversely affect the market price of the Company's Common Stock. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The Company's quarterly operating results are also subject to certain seasonal fluctuations. The Company's revenue, particularly its software license fee revenue, and operating results are typically strongest in the first and fourth quarter and weakest in the third quarter. The Company's revenue and operating results for the first quarter typically benefit from customers making corporate information technology ("IT") purchasing decisions early in the budget year. The Company's revenue and operating results for the fourth quarter typically benefit from the efforts of the Company's sales force to meet year-end sales quotas and the tendency for IT departments to spend the remaining portion of IT budgets prior to year-end. The Company experiences lower sales levels in the third quarter, due in large part to the general decline in business activity in Europe during the summer months.

     Product Concentration. In recent years, the Company has derived a majority of its revenue from its E3TRIM product. In 1997, the Company derived approximately 70% of its revenue from sales of E3TRIM, and sales of E3TRIM may continue to account for a majority of the Company's revenue for the foreseeable future. As a result, the Company's future operating results are dependent upon continued market acceptance of E3TRIM and enhancements thereto. While the Company intends to develop and introduce new products, the Company's success will depend on continued market acceptance of its existing products, particularly its E3TRIM, E3SLIM and E3CRISP products, as well as the Company's ability to introduce new versions of its existing products. There can be no assurance that the Company's products will continue to achieve market acceptance or that the Company will introduce enhanced versions of its products on a timely basis, or at all, to meet the evolving needs of its customers. Any material reduction in demand for the Company's products, increased competition in the market for supply chain management software or technological changes could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products."

     Dependence on IBM AS/400 Platform. Although the Company is in the process of porting the server portion of its products to additional platforms, including UNIX and Windows NT, the server portion of its products is currently designed to operate solely on the AS/400 platform offered by International Business Machines Corporation ("IBM"). The Company believes that it has lost sales in the past due to prospective customers' refusal to purchase AS/400 hardware. Any decline in the market for or support of the AS/400 platform, or any refusal on the part of prospective customers generally to purchase AS/400 hardware for the operation of the Company's products, may have a material adverse effect on the Company's business, operating results and financial condition. In addition, there can be no assurance that IBM will continue to develop and market AS/400 products in the future. See "Business -- Products."

     Dependence on Emerging Market for Supply Chain Management Software. The Company currently derives, and is expected to continue to derive, a substantial portion of its revenue from licenses and services related to its supply chain management software products, particularly E3TRIM, E3SLIM and E3CRISP. Although demand for these products has grown in recent periods, the market for enterprise software in general, and for supply chain management software in particular, is still emerging and there can be no assurance that it will continue to grow or that even if the market does grow, businesses will continue to adopt the Company's products. The Company has spent, and intends to continue to spend, considerable resources educating potential customers generally about supply chain management, inventory management software solutions and, specifically, its products. However, there can be no assurance that such expenditures will enable the Company's product line to achieve any additional degree of market acceptance. If the supply chain management software market fails to grow or grows more slowly than the Company currently anticipates, the Company's business, operating results and financial condition could be materially and adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Products."

     Ability to Manage Growth. In recent years, the Company has rapidly and significantly expanded its overall operations, including expanding the geographic scope of its operations. Furthermore, the Company anticipates that significant additional expansion will be required to properly address potential market opportunities. For example, the Company has increased its direct sales force from 15 salespersons in 1996 to 38 salespersons as of March 31, 1998. The Company anticipates that it will continue to significantly increase the size of its sales and marketing, support, services and product development operations, both domestically and internationally, following the completion of the Offering. There can be no assurance that such expansion will be completed successfully or that it will generate sufficient revenue to cover the Company's expenses or produce operating margins at rates comparable to those historically achieved by the Company.

     In addition, the Company is currently in the process of implementing new management information and accounting software and systems (the "MIS System"). The Company's ability to implement the MIS System, especially in view of the broad geographic scope of the Company's operations, will place substantial demands on certain of the Company's managerial resources. If the Company is unable to implement the MIS System in a timely manner, the Company's ability to generate consolidated financial reports on a timely basis and to forecast and manage its business accurately, may be adversely affected. Furthermore, the Company has recently begun the process of developing the management and support capabilities necessary to support its anticipated growth. For example, in July 1997, the Company hired its current Chief Financial Officer, R. Lee Morris, and subsequently has made other additions to management in an effort to manage and support the expansion of the Company's product and service offerings and the scope of its operations. The ability of the Company to manage its growth, if any, will depend in large part on its ability to expand its management and support capabilities (both domestically and internationally), to implement the MIS System throughout its operations, to improve and expand its operational and sales and marketing capabilities, to develop the management skills of its managers and supervisors, and to train, motivate and manage both its existing and future employees. There can be no assurance that the Company will succeed in achieving any of these objectives and any failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Sales and Marketing" and "Management."

     Dependence on Key Executive; Ability to Hire and Retain Personnel. The Company's success will depend in large part upon the continued availability of the services of Anders H. Herlitz, the Company's Chairman and Chief Executive Officer. The loss of the services of Mr. Herlitz could have a material adverse effect on the Company's business, operating results and financial condition. The Company does not maintain key man insurance on the life of Mr. Herlitz.

     The Company believes its future success and ability to achieve revenue growth will depend in significant part upon its ability to identify, attract, retain and motivate highly skilled management, technical, support, service, sales and marketing personnel. In particular, the Company's ability to install, maintain and enhance its products is substantially dependent upon its ability to locate, hire, train and retain qualified technical consultants. The software industry is characterized by a high level of employee mobility and aggressive recruiting of skilled personnel. Competition for personnel in all of these areas is intense, and recruiting such personnel is becoming increasingly difficult worldwide. The Company has been forced from time to time to increase compensation levels to attract and retain key personnel. In view of the critical roles of the Company's product development and consulting staffs, the Company's inability to recruit additional personnel to, or the loss of a significant part of, these staffs, or the loss of one or more other key personnel could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will be able to retain its key employees or that it will be successful in attracting, assimilating and retaining additional key employees in the future. Furthermore, there can be no assurance that compensation levels will not increase significantly in the future in order to attract and retain key personnel. The failure to attract, assimilate and retain key personnel on a cost-effective basis could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Employees" and "Management."

     Risks Associated with International Operations. The Company derived approximately 27%, 35% and 30% of its total revenue for 1995, 1996 and 1997, respectively, from international sales. The Company's products currently are marketed in North America, Europe, South America and Australia, and the Company has offices or representatives in ten locations worldwide. The Company's future success and ability to achieve revenue growth will depend upon the continued expansion of its international sales, support, service and marketing organizations and its ability to establish indirect distribution channels, including relationships with systems vendors, application software vendors and systems integrators, in international markets. Such international expansion has required, and will continue to require, the Company to establish additional offices, to hire additional personnel and to extend its MIS System in international markets, which in turn have required, and will increasingly require, significant management attention and financial resources and could adversely affect the Company's operating margins and ability to sustain profitability. To the extent that the Company is unable to expand efficiently and in a timely manner, its growth, if any, in international sales will be limited, and as a result, the Company's business, operating results and financial condition could be materially and adversely affected. Further, the Company intends to continue to expand its international operations by increasing the number of direct customer support personnel in existing markets and in additional international markets. Accordingly, the Company's business, including its ability to expand its operations internationally, is subject to the risks inherent in international business activities, including, in particular, greater difficulty in safeguarding its intellectual property, general economic conditions in each country, foreign currency exchange rate fluctuations, overlap of different tax structures, management of an organization spread over various countries, unexpected changes in regulatory requirements, compliance with a variety of foreign laws and regulations, and longer accounts receivable payment cycles in certain countries. Other risks associated with international operations include import and export licensing requirements, trade restrictions and changes in tariff rates. Any of the foregoing factors could have a material adverse effect on the Company's ability to expand its international operations which could materially and adversely affect the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Sales and Marketing."

     Exposure to Currency Fluctuations. A significant portion of the Company's business is conducted in currencies other than the U.S. dollar (the Company's reporting currency). As a result, depreciation of the value of the other currencies in which the Company generates revenue relative to the U.S. dollar could adversely affect operating results. The consolidated financial statements of the Company are translated from the functional currency of certain of its operating subsidiaries into U.S. dollars utilizing the current rate method. Accordingly, assets and liabilities are translated at exchange rates in effect at the end of the reporting period, and revenue and expenses are translated at the average exchange rate during the period. All translation gains or losses from the translation into the Company's reporting currency are included under comprehensive income as a separate component of shareholders' equity. Fluctuations in other currencies relative to the U.S. dollar will affect period-to-period comparisons of the Company's reported consolidated results of operations. Moreover, as a result of the significant uncertainty concerning the effects of the conversion of many Western European currencies to a single currency, it is possible that the relative value of the currencies of participating countries will be subject to extreme volatility during the conversion process, which is currently scheduled to begin in 1999. Due to the constantly changing currency exposures and the volatility of currency exchange rates, there can be no assurance that the Company will not experience currency losses in the future, nor can the Company predict the effect of exchange rate fluctuations upon future operating results. The Company does not currently undertake hedging transactions to cover its currency exposure, but the Company may choose to hedge a portion of its currency exposure in the future as, and to the extent that, the Company deems it appropriate to do so. Fluctuations in the exchange rates of currencies in which the Company's business is conducted, particularly to the extent that the Company's international sales increase as a percentage of total sales, could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Risks Associated with Rapid Technological Advances; Necessity of Developing New Products. The market for supply chain management software is subject to rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards that may render existing products and services obsolete. As a result, the Company's position in this market could be eroded rapidly by unforeseen changes in customer requirements for application features, functions and technologies or increased competition. The Company's growth and future operating results will depend in part upon its ability to enhance existing applications and develop and introduce new applications that meet or exceed technological advances in the marketplace, respond to changing customer requirements, provide superior functions, features and performance than that offered by competitors' products and achieve market acceptance. The Company's product development and testing efforts have required, and are expected to continue to require, substantial investments by the Company. There can be no assurance the Company will continue to possess sufficient resources to make necessary investments in technology. In addition, there can be no assurance that the Company's products will meet the requirements of the marketplace and achieve market acceptance or that the Company's current or future products will conform to applicable industry standards, especially as such standards evolve. If the Company is unable, for technological or other reasons, to develop and introduce new and enhanced products in a timely manner, the Company's business, operating results and financial condition likely would be materially and adversely affected. See "Business -- Competition" and "-- Product Development and Technology."

     Lengthy Sales Cycle. The sale of the Company's products generally requires the Company to provide a significant level of education to prospective customers regarding the use and benefits of its supply chain management solutions. Implementation of the Company's products involves a further commitment of resources by the Company and the customer. For these and other reasons, the length of time between the date of initial contact with a potential customer and the ultimate sale of the Company's products typically ranges from three to nine months and is subject to delays over which the Company may have little or no control. In addition, as the average dollar size of the sale of the Company's products and services increases, the Company expects the sales cycle to lengthen as additional internal approval procedures often will be required by prospective customers. Although the Company has significantly increased the size of its direct sales force over the past year, it will need to continue hiring qualified sales personnel, particularly as future sales cycles lengthen. Failure to attract and retain such persons or delays in sales of the Company's products could have a material adverse effect on the Company's business, operating results and financial condition and exacerbate quarter-to-quarter fluctuations in the Company's operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Quarterly Results of Operations" and "Business -- Sales and Marketing."

     Competition. The market for the Company's products is intensely competitive, highly fragmented and subject to rapid change. Competitors include:
(i) enterprise resource application ("ERP") software vendors such as SAP AG, PeopleSoft, Inc., Oracle Corporation and Baan Company N.V., each of which currently offers ERP solutions that may incorporate supply chain management modules or advanced planning and scheduling software; (ii) other suppliers of advanced planning and scheduling software, including i2 Technologies Inc., Manugistics Group, Inc. and Logility Inc.; (iii) other business application software vendors who may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, advanced planning and scheduling software; (iv) internal development efforts by corporate IT departments; and (v) companies offering standardized or customized products for mainframe and/or mid-range computer systems. Increased competition may result in reduced operating margins and loss of market share, either of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Many of the Company's competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and larger installed customer bases than the Company. In order to be successful in the future, the Company must continue to respond promptly and effectively to technological change and competitors' innovations. There can be no assurance that current or potential competitors of the Company will not develop products comparable or superior in terms of price and performance to those developed by the Company. In addition, no assurance can be given that the Company will not be required to make substantial additional investments in connection with its product development, sales and marketing, and customer service efforts in order to meet any competitive threat, or that the Company will be able to compete successfully in the future. Increased competition will result in reductions in market share, pressure for price reductions and related reductions in gross margins, any of which could materially and adversely affect the Company's business, operating results and financial condition. There can be no assurance that in the future the Company will be able to successfully compete against current and future competitors and the failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Competition."


     Potential Liability to Clients. Many of the Company's solutions are critical to the operations of its customers' businesses and provide benefits that may be difficult to quantify. Any failure in a customer's system could result in a claim for substantial damages against the Company, regardless of the Company's responsibility for such failure. Although the Company attempts to limit contractually its liability for damages arising from negligent acts, errors, mistakes or omissions, there can be no assurance that the limitations of liability set forth in its contracts will be enforceable in all instances or would otherwise protect the Company from liability for damages. Although the Company maintains general liability insurance coverage, including coverage for product liability and errors or omissions, there can be no assurance that such coverage will continue to be available on reasonable terms or will be available in sufficient amounts to cover one or more large claims or that the insurer will not disclaim coverage as to any future claim. The successful assertion of one or more large claims against the Company that exceed available insurance coverage or changes in the Company's insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could adversely affect the Company's business, operating results and financial condition.



     Based on the Company's assessment, all of its products have been designed to be Year 2000 compliant. Although the Company has not been a party to any litigation or arbitration proceeding to date involving its products or services there can be no assurance that the Company will not in the future be required to defend claims related to its products or services in such proceedings or to otherwise resolve claims based on Year 2000 issues. The costs of defending and resolving Year 2000-related disputes, and any liability of the Company for Year 2000-related damages, could have a material adverse effect on the Company's business, operating results and financial condition.


     Risk of Software Defects. Software products as complex as those offered by the Company frequently contain errors or defects, especially when first introduced or when new versions or enhancements are released. Despite product testing, the Company has in the past released new versions of its products with defects that were discovered only after installation and use by customers. The Company regularly introduces new releases and periodically introduces new versions of its products. There can be no assurance that, despite testing by the Company and by its customers, defects and errors will not be found in existing products or in new products, releases, versions or enhancements after commencement of commercial shipments. Any such defects and errors could result in adverse customer reactions, negative publicity regarding the Company and its products, harm to the Company's reputation, loss of or delay in market acceptance, loss of revenue or require product changes, any of which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Products."

     Pricing of Consulting Services. The Company's consulting services historically have been billed to customers on a time-and-materials basis. The Company recently has developed pricing policies for its consulting services that will result in an increasing portion of such services being provided on a fixed-price basis, often at the request of its customers. Under fixed-price arrangements, the Company will be required to provide services at the agreed price regardless of the actual costs the Company may incur in rendering such services. As a result, to the extent that actual costs exceed projected costs, the Company's gross margins in performing such services will be adversely affected, which could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Services and Support."

     Intellectual Property Rights. The Company relies on a combination of copyright, trade secret, trademark and trade dress laws, confidentiality procedures and contractual provisions to protect its proprietary rights in its products and technology. The Company generally enters into confidentiality agreements with its employees, consultants, customers and potential customers and limits access to, and distribution of, its proprietary information. The Company maintains trademarks to identify the source of its products, development tools and service offerings and relies upon trademark and trade dress laws to protect its proprietary rights in these marks. The Company licenses its products to its customers in object code format and restricts the customer's use to internal purposes without the right to sublicense its products. However, the Company believes that the foregoing measures afford only limited protection. In connection with certain of its license agreements, the Company has established in the past, and may continue to establish, escrows of the source code for its licensed products with third parties for the benefit of its customers. There can be no assurance that unauthorized use of the Company's source code for its products will not occur as a result of these escrow arrangements. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. In addition, policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy may currently be or could become a problem.

     As the number of supply chain management applications in the industry increases and the functionality of these products further overlaps, software development companies like the Company may increasingly become subject to claims of infringement or misappropriation of the intellectual property rights of others. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time consuming, result in costly litigation, diversion of management's attention and cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, operating results and financial condition. Adverse determinations in such claims or litigation also could have a material adverse effect on the Company's business, operating results and financial condition.

     The Company may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition, regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so, or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. Any such events could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Proprietary Rights and Licenses."


     Risks Associated with Strategic Relationships. A component of the Company's strategy is to establish formal and informal relationships with third parties to rapidly address the market opportunities for the Company's products. These relationships, which are in the early stages of development, have been, and will continue to be, primarily with consulting and systems integration firms as well as ERP and other software providers. The establishment and maintenance of these relationships involve a number of risks, including: (i) substantial investment of the Company's resources in the relationship; (ii) potential inability to realize the intended benefits of the relationship; (iii) increased reliance on third parties; (iv) potential for payment of third-party license fees or royalties for the incorporation of third-party technology into the Company's products; and (v) inadvertent transfer of the Company's proprietary technology to strategic "partners". In addition, ERP and other software providers with whom the Company has or establishes relationships may have products that are perceived to be competitive with the Company's products, which could lessen the effectiveness of such relationships. These providers also often have prior relationships or establish relationships with the Company's customers and prospective customers and could leverage these relationships to cause customers or prospective customers to cease using or to not purchase the Company's products. There can be no assurance that the Company will be successful in identifying and entering into strategic relationships, if at all, and any inability to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "Business -- Strategy."


     Risks Associated with Possible Acquisitions. The Company in the future may engage in selective acquisitions of other businesses or technologies, including other providers of supply chain management solutions or technology. While the Company has in the past considered acquisition opportunities, it has never acquired a significant business and, as of the date of this Prospectus, has no existing agreements or commitments to effect any acquisition. Accordingly, there can be no assurance that the Company will be able to identify suitable acquisition candidates available for sale at reasonable prices, consummate any acquisition or successfully integrate any acquired business into the Company's operations. Further, acquisitions may involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, unanticipated events or circumstances, legal liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, operating results and financial condition. Problems with an acquired business could have a material adverse impact on the performance of the Company as a whole. The Company may elect to finance any future acquisitions with the proceeds of the Offering, as well as with possible debt financing or through the issuance or sale of equity securities (common or preferred stock), or any combination of the foregoing. There can be no assurance that the Company will be able to arrange adequate financing on acceptable terms. If the Company were to proceed with one or more significant future acquisitions in which the consideration consisted of cash, a substantial portion of the Company's available cash (including a portion of the proceeds of the Offering) could be used to consummate the acquisitions. If the Company were to consummate one or more significant acquisitions in which the consideration consisted of stock, shareholders of the Company could suffer dilution of their interests in the

Company. Many business acquisitions must be accounted for using the purchase method of accounting. Most of the businesses that might become attractive acquisition candidates for the Company are likely to have significant intangible assets, and acquisition of these businesses, if accounted for as a purchase, would typically result in substantial goodwill amortization charges to the Company, which would reduce future earnings. In addition, such acquisitions could involve non-recurring acquisition-related charges, such as write-offs or write-downs of acquired software development costs or other intangible items, which could have a material adverse effect on the Company's operating results for the quarter in which such charges occur. See "Business -- Strategy."


     Year 2000 Compliance. Many currently installed computer systems and software products are coded to accept only two digit entries in the date code field. Beginning in the year 2000, these date code fields will need to accept four digit entries to distinguish twenty-first century dates from twentieth century dates. As a result, over the next two years, computer systems and/or software used by many companies may need to be upgraded to comply with such "Year 2000" requirements. Significant uncertainty exists in the software industry concerning the potential effects associated with such compliance. All of the Company's products have been designed to be Year 2000 compliant. However, there can be no assurance that the Company's software products that are designed to be Year 2000 compliant contain all necessary date code changes. The cost for complying with the Year 2000 requirements has been immaterial to the Company's business, operating results and financial conditions.


     The Company believes that the purchasing patterns of customers and potential customers may be affected by Year 2000 issues in a variety of ways. Many companies are expending significant resources to correct or patch their current software systems for Year 2000 compliance. These expenditures may result in reduced funds available to purchase software products such as those offered by the Company. Potential customers may also choose to defer purchasing Year 2000 compliant products until they believe it is absolutely necessary, thus potentially resulting in stalled market sales within the industry. Conversely, Year 2000 issues may cause other companies to accelerate purchases, thereby causing an increase in short-term demand and a consequent decrease in long-term demand for software products. Additionally, Year 2000 issues could cause a significant number of companies, including current customers of the Company, to reevaluate their current software needs and as a result, switch to other systems or suppliers. Finally, the Company's software may be integrated with a customer's non-Year 2000 compliant system, which could lessen the effectiveness of the Company's solutions. Any of the foregoing could result in a material adverse effect on the Company's business, operating results and financial condition.


     There can be no assurance that the Company's suppliers and other constituents' products will not experience Year 2000 compliance difficulties, or that such difficulties will not have a material adverse effect on the operation of the Company's products and the Company's resulting business, financial condition and results of operations.


     Concentration of Control. Upon completion of the Offering, the Company's directors and executive officers and affiliates will beneficially own
approximately      % of the Company's outstanding Common Stock. As a result,
these shareholders will have the ability to elect the Company's directors and to determine the outcome of corporate actions requiring shareholder approval. This concentration of ownership may have the effect of delaying or preventing a change of control of the Company. See "Management" and "Principal and Selling Shareholders."

     In addition, the Offering will provide substantial benefits to current shareholders of the Company, including directors and executive officers of the Company. Consummation of the Offering is expected to (i) create a public market for the Company's Common Stock; (ii) provide an opportunity for the Selling Shareholders to register their shares of Common Stock for resale; and (iii) allow current shareholders to realize appreciation in the value of the shares of Common Stock presently held by them. See "Principal and Selling Shareholders" and "Shares Eligible for Future Sale."

     Broad Management Discretion as to Use of Proceeds. Substantially all of the net proceeds to be received by the Company in connection with the Offering will be allocated to working capital and available for general corporate purposes. Accordingly, management will have broad discretion with respect to the expenditure of such proceeds. Purchasers of shares of Common Stock offered hereby will be entrusting their funds to the Company's management, upon whose judgment they must depend, with limited information concerning the specific working capital requirements and general corporate purposes to which the funds will ultimately be applied. See "Use of Proceeds."

     Certain Anti-Takeover Provisions. Under the Company's Amended and Restated Articles of Incorporation (the "Restated Articles"), the Board of Directors has the authority to issue up to 50,000,000 shares of Preferred Stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of the Preferred Stock without further vote or action by the Company's shareholders. The rights and preferences of any series of such Preferred Stock could include a preference over the Common Stock on the distribution of the Company's assets upon a liquidation or sale of the Company, preferential dividends, redemption rights, the right to elect one or more directors and other voting rights. The rights of the holders of the Common Stock will be subject to, and may be adversely affected by, the rights of the holders of shares of Preferred Stock that may be issued in the future. While the Company has no present intention to issue shares of Preferred Stock, such issuance, while providing desired flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. In addition, the Company's Restated Articles and Amended and Restated Bylaws (the "Restated Bylaws") contain provisions that may discourage proposals or bids to acquire the Company including provisions establishing a Board of Directors with staggered, three-year terms, requiring supermajority voting to effect certain amendments to the Restated Articles, limiting the persons who may call special meetings of shareholders, and establishing advance notice requirements for nominations for election to the Board of Directors or for proposing matters that can be acted upon at shareholders' meetings. These provisions could have the effect of making it more difficult for a third party to acquire control of the Company. See "Description of Capital Stock -- Certain Articles of Incorporation and Bylaw Provisions" and "-- Certain Provisions of Georgia Law."

     Shares Eligible for Future Sale. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock or the ability of the Company to raise capital through a public offering of its equity securities. Upon completion of the Offering, the Company will have outstanding shares of Common Stock (not including shares issuable upon exercise of outstanding stock options). Under agreements entered into between the representatives of the Underwriters and each of the Company's officers, directors, principal shareholders and their respective affiliates (the "Lock-Up
Agreements") who beneficially held in the aggregate           shares of Common
Stock prior to the Offering, no shares held by such holders will be eligible for sale in the public market for a period of 180 days following the date of this Prospectus. The Company intends to file a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the sale of Common Stock reserved for issuance under the Stock Incentive Plan. As of May 30, 1998, there were options outstanding to purchase an aggregate of 1,047,273 shares, and all shares acquired upon exercise of options within 180 days of the Offering are or will be subject to Lock-Up Agreements. Following the expiration
of the 180-day term of the Lock-Up Agreements,           shares, including the
          shares offered hereby and shares which may be purchased upon the exercise of options then exercisable, will be eligible for sale in the public market subject, in some cases, to compliance with Rule 144 or Rule 701 under the Securities Act. UBS Securities LLC in its sole discretion and at any time without notice, may release all or any portion of the securities subject to the Lock-Up Agreements. Any such decision to release securities would likely be based upon individual shareholder circumstances, prevailing market conditions and other relevant factors. Any such release could have a material effect upon the price of the Common Stock. See "Underwriting".

     No Prior Public Market for Common Stock; Possible Volatility of Stock Price. Prior to the Offering, there has been no public market for the Common Stock. Although the Company has made application for the quotation of the Common Stock on the Nasdaq National Market, there can be no assurance that an active trading market will develop or be sustained after the Offering. In the event the Company fails to appoint an additional independent director within 90 days after the Offering, the National Association of Securities Dealers, Inc. could terminate the listing of the Common Stock on the Nasdaq National Market, which would have a material adverse effect on the liquidity and trading price of the Common Stock. See "Management -- Election of Directors."

     The initial public offering price of the Common Stock offered hereby will be determined by negotiation between the Company, the Selling Shareholders and the Underwriters and may bear no relationship to the market price of the Common Stock after the Offering. See "Underwriting."

     The market price of the Common Stock could be subject to significant fluctuations based on a number of factors, including the announcement of new products, product enhancements or services by the Company or its competitors, variations in quarterly operating results of the Company or of the Company's competitors, changes in earnings estimates or recommendations by securities analysts, developments in the Company's industry and in its customers' industries, general market and economic conditions and other factors. In addition, stock prices for many companies in the technology and emerging growth sectors have experienced wide fluctuations which often have been unrelated to the operating performance of such companies. Such factors and fluctuations may adversely affect the market price of the Common Stock.

     Dilution. The estimated initial public offering price is substantially higher than the book value per share of the outstanding Common Stock. As a result, the purchasers of the Common Stock offered hereby will experience
immediate and significant dilution of $          from the estimated initial
public offering price. In addition, the Company has issued options to purchase Common Stock at prices below the estimated initial public offering price. To the extent such outstanding options are exercised, there will be further dilution to purchasers in the Offering. See "Dilution."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the                shares
of Common Stock offered by the Company hereby are estimated to be approximately
$          million, assuming an initial public offering price of $     per share
and after deducting estimated underwriting discounts and commissions and estimated expenses payable by the Company in connection with the Offering. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders.

     The Company intends to use the net proceeds from the Offering primarily for working capital and other general corporate purposes including possible acquisitions. The Company has no specific agreements, commitments or understandings with respect to any acquisition. The amounts actually expended for each purpose may vary significantly and are subject to change at the Company's discretion depending upon certain factors, including economic or industry conditions, changes in the competitive environment and strategic opportunities that may arise. In addition, the Company believes that it is in its best interest to create a public market for the Company's Common Stock to facilitate future access to public market funds and provide the availability of a publicly-traded stock in the event the Company desires to utilize its shares in connection with future acquisitions. The Company also anticipates that as the result of being a publicly-traded company, it will receive increased visibility, credibility and overall acceptance in the marketplace. Pending application of the net proceeds as described above, the Company intends to invest the net proceeds of the Offering in investment-grade, interest-bearing securities. See "Risk Factors -- Broad Management Discretion as to Use of Proceeds" and "Business -- Strategy."

                                DIVIDEND POLICY

     The Company paid cash dividends to its shareholders in an aggregate amount of approximately $304,000 in each of 1996 and 1997. Although the Company has historically declared and paid cash dividends on its capital stock, the Company does not intend to declare or pay any cash dividends in the foreseeable future. Management anticipates that all future earnings and other cash resources of the Company, if any, will be retained by the Company for investment in its business. The payment of dividends is subject to the discretion of the Board of Directors of the Company and will depend on the Company's results of operations, financial position and capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal and regulatory restrictions on the payment of dividends and other factors that the Company's Board of Directors deems relevant.

                                 CAPITALIZATION

     The following table sets forth as of March 31, 1998: (i) the actual capitalization of the Company; and (ii) such capitalization as adjusted to
reflect the issuance and sale by the Company of the                shares of
Common Stock offered hereby at an assumed initial public offering price of
$     per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, and the application of the estimated net proceeds to the Company of the Offering. See "Use of Proceeds." This table should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                                    AS OF
                                                                MARCH 31, 1998
                                                              ------------------
                                                                           AS
                                                              ACTUAL    ADJUSTED
                                                              -------   --------
                                                                (IN THOUSANDS)
Shareholders' equity:
  Preferred Stock, $.01 par value; Actual -- none authorized or issued; As adjusted -- 50,000,000 shares authorized
     and none issued........................................  $    --   $    --
  Common stock, $.05 par value; Actual -- 50,000,000 shares
     authorized, 15,649,350 shares issued; As
     adjusted -- 100,000,000 shares authorized and
     shares issued(1).......................................      782
  Retained earnings.........................................    7,054     7,054
  Other comprehensive income (loss).........................     (186)     (186)
                                                              -------   -------
          Total shareholders' equity........................    7,650
                                                              -------   -------
          Total capitalization..............................  $ 7,650   $
                                                              =======   =======

---------------

(1) Excludes: (i) 3,000,000 shares of Common Stock reserved for issuance upon the exercise of options granted under the Stock Incentive Plan, of which options to purchase 898,919 shares were outstanding as of the date of this Prospectus, at a weighted average exercise price of $10.00 per share; and
    (ii) 148,354 shares of Common Stock presently reserved for issuance upon the exercise of non-plan options outstanding as of the date of this Prospectus, at a weighted average exercise price of $9.10 per share. See
    "Management -- Stock Option and Other Compensation Plans."

                                    DILUTION

     As of March 31, 1998, the net tangible book value of the Company was
approximately $          , or $     per share of Common Stock. Net tangible book
value per share represents the amount of the Company's total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale by the Company of the shares of Common Stock offered hereby at an assumed initial
public offering price of $     per share and the application of the estimated
net proceeds therefrom, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the net tangible book value of the Company at March 31, 1998, would have been
approximately $          million, or $     per share of Common Stock. This
represents an immediate increase in such net tangible book value of $     per
share to existing shareholders and an immediate dilution of $     per share to
new investors. The following table illustrates this unaudited per share dilution to new investors:

Assumed initial public offering price per share.............            $
                                                                        -------
  Net book value per share as of March 31, 1998.............  $  0.49
                                                              -------
  Increase in net book value per share attributable to new
     investors..............................................
                                                              -------
Adjusted net book value per share after the Offering........
                                                                        =======
Dilution per share to new investors.........................            $
                                                                        -------

     The following table sets forth, as of March 31, 1998, the number of shares of Common Stock previously issued by the Company, the total consideration paid to the Company and the average price per share paid by the existing shareholders
and new investors, assuming the sale by the Company of                shares of
Common Stock offered hereby at an assumed initial public offering price of
$     per share, and before deducting the estimated underwriting discounts and commissions and estimated offering expenses:

                                                                  TOTAL
                                       SHARES PURCHASED       CONSIDERATION
                                     --------------------    ----------------    AVERAGE PRICE
                                       NUMBER     PERCENT    AMOUNT   PERCENT      PER SHARE
                                     ----------   -------    ------   -------    -------------
Existing shareholders(1)...........  15,649,350         %    $4,118         %      $     --
New investors......................
                                     ----------    -----     ------    -----
          Total....................                100.0%    $         100.0%
                                     ==========    =====     ======    =====

---------------

(1) Sales by the Selling Shareholders will reduce the number of shares held by
    existing shareholders to           , or      % of the total shares of Common
    Stock outstanding after the Offering, and will increase the number of shares
    held by new investors to           shares, or      % of the total shares of
    Common Stock outstanding after the Offering. Assuming full exercise of the Underwriters' over-allotment option, the percentage of shares held by
    existing shareholders would be      % of the total number of shares of
    Common Stock to be outstanding after the Offering, and the number of shares
    held by new investors would be increased to                shares, or   % of
    the total number of shares of Common Stock to be outstanding after the Offering. See "Risk Factors -- Dilution," "Management" and "Principal and Selling Shareholders."

     Immediately following completion of the Offering, the Company will have (i) 898,919 shares of Common Stock issuable upon the exercise of outstanding options granted under the Stock Incentive Plan at a weighted average exercise price of $10.00 per share; and (ii) 148,354 shares of Common Stock issuable upon the exercise of non-plan options outstanding at a weighted average exercise price of $9.10 per share. The exercise of these options will result in further dilution of new investors in the Offering.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The selected consolidated financial data of the Company set forth below is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements of the Company, including the Notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The consolidated statement of income data for the three months ended March 31, 1997 and the three months ended March 31, 1998 and the consolidated balance sheet data as of March 31, 1998 are derived from the Company's unaudited consolidated financial statements included elsewhere in this Prospectus. The consolidated statement of income data for the years ended December 31, 1995, 1996 and 1997, and the consolidated balance sheet data as of December 31, 1996 and 1997, are derived from, and are qualified by reference to, the consolidated financial statements included elsewhere in this Prospectus, which have been audited by Ernst & Young LLP, independent auditors. The consolidated balance sheet data as of December 31, 1995 is derived from the audited consolidated balance sheet not included herein. The consolidated statements of income data for the years ended December 31, 1993 and 1994, and the consolidated balance sheet data as of December 31, 1993 and 1994 are derived from the Company's unaudited consolidated financial statements not included herein. In the opinion of management, the unaudited consolidated financial statements have been prepared on a basis consistent with the Consolidated Financial Statements which appear elsewhere in the Prospectus, and include all adjustments, consisting only of normal recurring adjustments, necessary for a fair statement of the financial condition and results of operations of the Company for the periods presented. Historical results are not necessarily indicative of results to be expected in the future.

                                                                                                   THREE MONTHS
                                                                                                       ENDED
                                                         YEAR ENDED DECEMBER 31,                     MARCH 31,
                                            --------------------------------------------------   -----------------
                                             1993      1994       1995       1996       1997      1997      1998
                                            -------   -------   --------   --------   --------   -------   -------
                                                            (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF INCOME DATA:
Revenue:
  Software license fees...................  $ 4,827   $ 7,545   $ 11,199   $ 12,589   $ 14,519   $ 5,185   $ 4,107
  Services and maintenance fees...........    2,340     3,576      5,044      7,200     10,342     2,351     3,392
                                            -------   -------   --------   --------   --------   -------   -------
         Total revenue....................    7,167    11,121     16,243     19,789     24,861     7,536     7,499
Expenses:
  Cost of services and maintenance fees...    1,448     2,083      3,035      5,040      5,995     1,141     1,504
  Sales and marketing.....................    2,124     3,283      3,684      4,862      7,469     1,711     2,291
  General and administrative..............    1,309     1,822      4,193      3,562      4,553       853     1,479
  Product development.....................    1,171     1,760      2,414      2,587      3,171       678       718
                                            -------   -------   --------   --------   --------   -------   -------
         Total expenses...................    6,052     8,948     13,326     16,051     21,188     4,383     5,992
                                            -------   -------   --------   --------   --------   -------   -------
Income from operations....................    1,115     2,173      2,917      3,738      3,673     3,153     1,507
                                            -------   -------   --------   --------   --------   -------   -------
Interest income, net......................       33        77         93         98        199        29        60
Other income (expense), net...............       11        59         23          7        (39)       --       (53)
Provision for income taxes................      302     1,060        975      1,582      1,575     1,308       621
                                            -------   -------   --------   --------   --------   -------   -------
Net income................................  $   857   $ 1,249   $  2,058   $  2,261   $  2,258   $ 1,874   $   893
                                            =======   =======   ========   ========   ========   =======   =======
Net income per share -- basic and
  diluted.................................  $  0.05   $  0.08   $   0.13   $   0.14   $   0.14   $  0.12   $  0.06
                                            =======   =======   ========   ========   ========   =======   =======
Shares used in computing net income per
  share -- basic and diluted..............   15,850    15,555     15,555     15,645     15,649    15,649    15,649
Cash dividends declared per common
  share...................................  $    --   $  0.02   $   0.04   $   0.02   $   0.02   $    --   $    --

                                                                   AS OF DECEMBER 31,                    AS OF
                                                     -----------------------------------------------   MARCH 31,
                                                      1993      1994      1995      1996      1997       1998
                                                     -------   -------   -------   -------   -------   ---------
                                                                     (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents..........................  $ 1,484   $ 3,134   $ 3,453   $ 4,575   $ 7,318    $ 9,248
Working capital....................................      629     1,529     2,404     3,911     5,573      6,318
Total assets.......................................    3,203     6,378    10,509    12,980    15,824     16,519
Long-term debt, net of current portion.............       --        --        --        --        --         --
Shareholders' equity...............................      949     1,845     3,309     5,090     6,838      7,650

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the Selected Consolidated Financial Data and the Consolidated Financial Statements and Notes thereto included elsewhere in this Prospectus. Certain statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" are forward-looking statements. Such forward-looking statements are based on current expectations and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. For a more detailed discussion of these and other business risks, see "Risk Factors."

OVERVIEW

     E3 is a leading provider of inventory management software solutions designed to help businesses make purchasing decisions that optimize inventory levels and increase profitability. The Company's solutions are designed primarily for businesses at the wholesale and retail segments of the supply chain. The Company complements its software products with a range of services that leverage its comprehensive buying process expertise. To date, substantially all of the Company's revenue has been generated through its direct sales force based in the United States and abroad. E3 has provided solutions to a broad range of distributors, wholesalers and retail chains in the general retail; pharmaceutical; general manufacturing; electrical, industrial and automotive supply; food and food service; wine and spirits; and office supply industries, among others. Founded in 1980, E3 has installed its systems at more than 600 customers in 16 countries. Customers include Ace Hardware, Best Buy, CVS Pharmacy, Eckerd Drugs, Rubbermaid, Staples, The Sports Authority and Victoria's Secret. In the United States, E3's customers include seven of the largest ten drug wholesalers, five of the largest ten drug retailers, 22 of the largest 50 food service distributors, and eight of the largest 17 hardware wholesalers.

     The Company was originally founded to provide consulting services in the area of inventory management and introduced its first product, the forerunner to E3TRIM, in 1984. In 1989, the Company founded the Inventory Management Institute, Inc. ("IMI") to provide executives and professionals with education and consulting services. In 1991, the Company introduced E3TRIM to address replenishment and inventory management needs at the warehouse and distribution center level. With the introduction of E3TRIM, the Company effectively transformed its business from primarily a consulting-based company to that of a software provider. In 1994, the Company introduced E3SLIM to address replenishment and inventory management needs at the store level, and in 1995, the Company introduced E3CRISP to provide a store-level replenishment and inventory management system for manufacturers who offer inventory management services to their customers. In 1997, the Company introduced ProfitTrack, an Internet-based replenishment and inventory management system with functionality similar to E3SLIM. Currently, the Company derives its revenue from the licensing of its inventory management software and associated services. License revenue consists primarily of sales of E3TRIM, E3SLIM and E3CRISP. In 1997, the Company derived approximately 70% of its revenue from license fees and services associated with E3TRIM. The Company's services revenue consists of maintenance services, consulting, training and educational programs.

     The Company licenses its software and provides maintenance under the terms of a software license agreement. Accordingly, the Company recognizes license fee revenue upon shipment of the software, and maintenance fee revenue is recognized ratably over the term of the license. Typically, the Company's software license agreements do not provide for any post-delivery obligations to be fulfilled by the Company. Consulting, implementation and educational services are priced separately and currently are provided under the terms of a separate agreement. Revenue from consulting, implementation and educational services is recognized at the time the services are provided. Through December 31, 1997, the Company recognized revenue in accordance with AICPA Statement of Position 91-1. Effective January 1, 1998, the Company has recognized revenue in accordance with the provisions of the AICPA Statement of Position 97-2.

     The Company's pricing model for its software licenses is value-based and, in determining the initial license fee, takes into account factors such as: (i) the customer's anticipated return on its investment in the product; and (ii) the customer's vertical market, number of locations, dollar amount of inventory and number of SKUs. In addition, all customers who license the Company's software are required to pay an annual software maintenance fee typically equal to 15% of the initial license fee and payable on a monthly basis. All customers are required to pay this maintenance fee for as long as they continue to use the software. All other service offerings are priced separately either by the day, event or customer deliverable.

     The Company's total revenue has increased every year since its inception. As a percentage of total revenue, services and maintenance fees revenue increased to 41.6% in 1997 from 36.4% in 1996. This primarily was due to a 49.7% increase in recurring software maintenance fees and a 37.0% increase in other services revenue, resulting primarily from the Company's recent focus on increasing services revenue. Cost of revenue associated with the Company's software revenue is immaterial and product development is treated as an operating expense of the Company. Accordingly, the margins associated with software license fee revenue are significantly higher than for services and maintenance fees revenue. Although the mix between software license fee revenue and services and maintenance fees revenue may change in the future depending upon a number of factors, including the Company's planned continued expansion of its services offerings, the Company believes that license fees will continue to constitute the majority of its revenue for the foreseeable future.

     In 1997, approximately 30% of the Company's total revenue was generated from its international operations and the Company intends to continue to expand its international operations. Accordingly, the percentage of international revenue to total revenue may change in future periods depending upon a number of factors, including the economic and political climate of the countries in which the Company does business. The Company has experienced, and expects to continue to experience, a high degree of seasonality with a disproportionate amount of revenue and earnings being recognized in the first and fourth quarters. The Company has in the past had a disproportionately low amount of its annual revenue and earnings during its third quarter due, in large part, to the general decline in business activity in Europe during the summer months. Because revenue is typically greater in the fourth quarter, any shortfall from anticipated fourth quarter revenue, particularly license fees, would have a disproportionately large adverse effect on the Company's operating results for the year.

     The Company distributes its products and services primarily through its direct sales force, although it plans to broaden its distribution channels in the future. Currently, the Company has a presence, either through offices or personnel, in ten countries, with seven offices and 55 personnel located in these countries. The first international offices were established in Sweden and Germany in 1991, and the Company has added offices in France, Italy, Norway and the United Kingdom and also maintains a presence in Australia, the Netherlands and Spain. The Company's international distribution strategy entails control by the Company, through its wholly-owned subsidiaries, of the distribution for its products rather than the use of third-party distributors. Sales to customers located in Europe are generated through the Company's European offices and are included in international revenues. Sales to customers located in Australia, Canada and Latin America are generated through the Company's domestic operations and are included in domestic revenues.

RESULTS OF OPERATIONS

     The following table sets forth certain operating data as a percentage of total revenue for the periods indicated:

                                                                            THREE MONTHS
                                                                                ENDED
                                                 YEAR ENDED DECEMBER 31,      MARCH 31,
                                                 ------------------------   -------------
                                                  1995     1996     1997    1997    1998
                                                  ----     ----     ----    ----    ----
CONSOLIDATED STATEMENT OF INCOME DATA:
Revenue:
  Software license fees.......................    68.9%    63.6%    58.4%    68.8%   54.8%
  Services and maintenance fees...............    31.1     36.4     41.6     31.2    45.2
                                                 -----    -----    -----    -----   -----
          Total revenue.......................   100.0    100.0    100.0    100.0   100.0
Expenses:
  Cost of services and maintenance fees.......    18.7     25.5     24.1     15.1    20.0
  Sales and marketing.........................    22.7     24.6     30.0     22.7    30.6
  General and administrative..................    25.8     18.0     18.3     11.3    19.7
  Product development.........................    14.9     13.1     12.8      9.0     9.6
                                                 -----    -----    -----    -----   -----
          Total expenses......................    82.1     81.2     85.2     58.1    79.9
                                                 -----    -----    -----    -----   -----
Income from operations........................    17.9     18.8     14.8     41.9    20.1
                                                 -----    -----    -----    -----   -----
Interest income, net..........................     0.6      0.5      0.8      0.4     0.8
Other income (expense), net...................     0.1      0.0    (0.2)       --   (0.7)
Provision for income taxes....................     6.0      8.0      6.3     17.4     8.3
                                                 -----    -----    -----    -----   -----
Net income....................................    12.6%    11.3%     9.1%    24.9%   11.9%
                                                 =====    =====    =====    =====   =====

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997

REVENUE

     Total revenue for the three months ended March 31, 1998 and the three months ended March 31, 1997 was $7.5 million. Total revenue consists of software license fees revenue and services and maintenance fees revenue. The Company's international operations represented 22.7% and 25.9% of total revenue in the three months ended March 31, 1998 and the three months ended March 31, 1997, respectively.

     Software license fee revenue was $4.1 million in the three months ended March 31, 1998 as compared to $5.2 million in the three months ended March 31, 1997, representing a 20.8% decrease. Software license fee revenue consists of revenue from the sale of the Company's software products. As a percentage of total revenue, software license fee revenue was 54.8% of total revenue in the first quarter of 1998 as compared to 68.8% of total revenue in the first quarter of 1997. Software license fee revenue decreased primarily due to the Company having a relatively higher license fee backlog at December 31, 1996 and a substantial portion of such backlog not being recognized as revenue until the first quarter of 1997. Conversely, the Company recognized a greater portion of revenue during the fourth quarter of 1997, which reduced the amount of backlog available for recognition in the first quarter of 1998.

     Services and maintenance fees revenue consists of revenue from consulting, implementation, customer education and recurring software maintenance fees, all of which are associated with the licensing of the Company's software products. Services and maintenance fees revenue increased 44.3% to $3.4 million in the three months ended March 31, 1998 from $2.4 million in the three months ended March 31, 1997. This increase in revenue resulted primarily from the Company's level of service activity and a focused effort to increase billing for services. As a percentage of total revenue, services and maintenance fees revenue increased to 45.2% of total revenue in the first quarter of 1998 from 31.2% of total revenue in the first quarter of 1997. Services and maintenance fees revenue is primarily dependent upon the Company's ability to generate new software licenses and is further affected by the size of such implementation efforts and the rates charged for initial license fees and services rendered. Recurring software maintenance revenue was $1.8 million in the first quarter of 1998 as compared to $1.3 million in the first quarter of 1997, representing a 32.9% increase. Currently, all customers licensing software from the Company are required to pay software maintenance fees for as long as they use the software.

COST OF REVENUE

     The Company's cost of license fees consists of the cost of printing the software documentation and the tangible media used to deliver the software. Accordingly, the cost of license fee revenue is not material. Cost of services and maintenance fees revenue was $1.5 million in the first quarter of 1998 as compared to $1.1 million in the first quarter of 1997, representing a 31.8% increase. The Company's cost of services and maintenance fees revenue includes the cost of personnel and related facility and equipment costs incurred in providing consulting, implementation, customer education and software maintenance and support to its customers. As a percentage of related services and maintenance fees revenue, such costs represented 44.3% of the related revenue in the first quarter of 1998 and 48.5% of the related revenue in the comparable period in 1997, representing a 4.2% decrease. The resulting improved margins principally were due to continued growth in recurring maintenance fees, which have a disproportionately lower cost than that of implementation, consulting and educational services.

SALES AND MARKETING

     Sales and marketing expenses were $2.3 million in the three months ended March 31, 1998 as compared to $1.7 million in the three months ended March 31, 1997, representing a 33.9% increase. Sales and marketing expenses include personnel costs, sales commissions, facilities-related costs, travel, promotional events such as trade shows and conferences, advertising and public relations programs. The increase in sales and marketing expenses during the first quarter of 1998 as compared to the first quarter of 1997 primarily was due to an increase in marketing and direct sales personnel, including the establishment of a full-time telemarketing staff and the expansion of a comprehensive advertising and public relations program designed to increase the Company's exposure in the marketplace. Expansion of the Company's sales and marketing resources is intended to position the Company for planned growth. The Company believes that the dollar amount of sales and marketing expenses will continue to increase, but is not expected to vary significantly as a percentage of total revenue as compared to the fiscal year 1997.

GENERAL AND ADMINISTRATIVE

     General and administrative expenses were $1.5 million in the three months ended March 31, 1998 as compared to $853,000 in the three months ended March 31, 1997, representing a 73.4% increase. General and administrative expenses include the personnel and other costs associated with the administrative, finance, human resource, internal systems, professional fees and executive departments of the Company. The increase in general and administrative expenses during the quarter ended March 31, 1998 as compared to the same quarter of 1997 was principally related to the increase in personnel and personnel-related costs associated with the growth of the Company's business and increased legal and accounting expenses.

PRODUCT DEVELOPMENT


     Product development expenses were $718,000 in the three months ended March 31, 1998 as compared to $678,000 in the three months ended March 31, 1997, representing a 5.9% increase. Product development expenses include the personnel, personnel-related costs and development tools associated with the research, development, testing and documentation of the Company's software product research and development efforts, certain of which efforts have resulted in software products that have been marketed by the Company. The Company expects product development costs to increase as the Company continues to invest in developing new and improved software products; however, as a percentage of total revenue, such costs (including the costs associated with the porting of the Company's products to additional platforms) are not expected to vary significantly as compared to the fiscal year 1997.

     In accordance with Statement of Financial Accounting Standards No. 86, software development costs are expensed as incurred until technological feasibility has been established, at which time such costs are capitalized until the product is available for general release. To date, the establishment of technological feasibility and the general release of the Company's software products have generally coincided. Accordingly, software development costs qualifying for capitalization were insignificant, and therefore, not capitalized.

PROVISION FOR INCOME TAXES

     The Company recorded income tax expense of $621,000 for the first quarter of 1998 as compared to $1.3 million in the first quarter of 1997, representing no change in the Company's effective tax rate of approximately 41%. The Company's overall effective tax rate is generally higher than that of its domestic operations principally due to higher tax rates being imposed on certain of its foreign operations and the non-deductibility of certain domestic expenses. The Company anticipates that its effective tax rate will continue to be higher than that of a comparable domestic operation as a result of the tax rates imposed by certain foreign tax authorities.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

REVENUE

     Total revenue increased to $24.9 million in 1997 from $19.8 million in 1996, representing a 25.6% increase. Total revenue increased primarily due to continued growth in the number and size of software licenses entered into and implemented and due to increased recurring maintenance fees and other services revenue. The Company's international operations represented approximately 30% and approximately 35% of total revenue in 1997 and 1996, respectively.

     Software license fee revenue increased to $14.5 million in 1997 from $12.6 million in 1996, representing a 15.3% increase. Software license fee revenue increased primarily due to increases in the amount and size of the Company's domestic software licensing activities. As a percentage of total revenue, software license fee revenue decreased to 58.4% in 1997 from 63.6% in 1996.

     Services and maintenance fees revenue increased to $10.3 million in 1997 from $7.2 million in 1996, representing a 43.6% increase. This increase resulted primarily from increased service activities related to the overall increase in the number of customers and the Company's focus on increasing its services revenue. Recurring maintenance fees also contributed to the increase in services and maintenance fees revenue, increasing to $5.6 million in 1997 from $3.8 million in 1996, representing a 49.7% increase. Increased recurring maintenance fees resulted from an increase in customer license installations in 1997. As a percentage of total revenue, services and maintenance fees revenue increased to 41.6% of total revenue in 1997 from 36.4% in 1996.

COST OF REVENUE

     Cost of revenue, which consists almost entirely of cost of services and maintenance fees revenue, increased to $6.0 million in 1997 from $5.0 million in 1996, representing an 18.9% increase. As a percentage of related services and maintenance fees revenue, such costs represented 58.0% of services and maintenance fees revenue in 1997, decreasing from 70.0% in 1996. The resulting improvement in margins was due principally to continued growth in revenue from the Company's recurring software maintenance fees, which have a disproportionately lower cost than that associated with implementation, consulting and educational services.

SALES AND MARKETING

     Sales and marketing expenses increased to $7.5 million in 1997 from $4.9 million in 1996, representing a 53.6% increase. Sales and marketing expenses represented 30.0% of total revenue in 1997 and 24.6% in 1996. The increase in sales and marketing expenses was primarily due to an increase in the number of marketing and direct sales personnel from 15 as of December 31, 1996 to 33 as of December 31, 1997, including the establishment of five full-time telemarketing positions and the continuation of a comprehensive advertising and public relations program designed to increase the Company's exposure in the marketplace.

GENERAL AND ADMINISTRATIVE

     General and administrative expenses increased to $4.6 million in 1997 from $3.6 million in 1996, representing a 27.8% increase. General and administrative expenses represented approximately 18% of total revenue in both 1997 and 1996. The increase in general and administrative expenses during 1997 was principally related to management incentive compensation earned in 1997 of approximately $700,000 and an increase in personnel and personnel-related costs associated with the growth of the Company's business.

PRODUCT DEVELOPMENT

     Product development expenses increased to $3.2 million in 1997 from $2.6 million in 1996, representing a 22.6% increase. The Company's product development expenses represented approximately 13% of total revenue in each such year. The increase in product development expenses during 1997 was principally related to increased personnel and personnel-related costs associated with the Company's continuing efforts to improve and expand its software product offerings.

PROVISION FOR INCOME TAXES

     The Company recorded income tax expense of approximately $1.6 million for each of 1997 and 1996, which represented an effective tax rate of 41% in each year. The Company's overall effective tax rate is generally higher than that of its domestic operations principally due to higher tax rates being imposed on certain of its foreign operations and the non-deductibility of certain domestic expenses. The Company anticipates that its effective tax rate will continue to be higher than that of a comparable domestic operation.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

REVENUE

     Total revenue increased to $19.8 million in 1996 from $16.2 million in 1995, representing a 21.8% increase. Total revenue increased primarily due to growth in the number and size of software licenses. The Company's international operations represented approximately 35% and approximately 27% of total revenue in 1996 and 1995, respectively.

     Software license fee revenue increased to $12.6 million in 1996 from $11.2 million in 1995, representing a 12.4% increase, primarily due to growth in the Company's international operations. As a percentage of total revenue, software license fee revenue decreased to 63.6% of total revenue in 1996 from 68.9% of total revenue in 1995.

     Services and maintenance fees revenue increased to $7.2 million in 1996 from $5.0 million in 1995, representing a 42.7% increase. Revenue from consulting and implementation services increased to $3.4 million from $2.8 million, a 21.4% increase, while recurring software maintenance fees increased to $3.8 million in 1996 from $2.2 million in 1995, representing a 67.5% increase, which resulted primarily from the increase in the total number of customers. As a percentage of total revenue, services and maintenance fees revenue increased to 36.4% of total revenue in 1996 from 31.1% of total revenue in 1995.

COST OF REVENUE

     Cost of services and maintenance fee revenue increased to $5.0 million in 1996 from $3.0 million in 1995, representing a 66.1% increase. As a percentage of related services and maintenance fees revenue, such costs represented 70.0% of services and maintenance fees revenue in 1996 and 60.2% in 1995. The decreased margin was generally related to the Company's hiring of additional consulting and implementation personnel as part of the Company's planned growth strategy.

SALES AND MARKETING

     Sales and marketing expenses increased to $4.9 million in 1996 from $3.7 million in 1995, representing a 32.0% increase. The increase in sales and marketing expenses was primarily due to an increase in marketing and direct sales personnel and the initiation of a comprehensive advertising and public relations program designed to increase the Company's exposure in the marketplace.

GENERAL AND ADMINISTRATIVE

     General and administrative expenses decreased to $3.6 million in 1996 from $4.2 million in 1995, representing a 15.0% decrease. The decrease in general and administrative expenses during 1996 was principally related to management incentives earned in 1995 that were not offered in 1996, offset to some extent by modest increases in other general and administrative expenses. As a percentage of total revenue, general and administrative expenses decreased to 18.0% of revenue in 1996 from 25.8% in 1995.

PRODUCT DEVELOPMENT

     Product development expenses increased to $2.6 million in 1996 from $2.4 million in 1995, representing an 7.2% increase. The Company's product development expenses represented 13.1% and 14.9% of total revenue in 1996 and 1995, respectively. The increase in product development expenses during 1996 was due to increased personnel and personnel-related costs associated with the Company's continuing efforts to improve and expand its software product offerings.

PROVISION FOR INCOME TAXES

     The Company recorded income tax expense of $1.6 million for 1996 and $975,000 for 1995. The increase in income tax expense was the result of increased earnings and an increase in the Company's effective tax rate to 41.2% in 1996 from 32.1% in 1995. The Company's effective tax rate for 1996 was substantially higher than 1995 primarily due to the Company recognizing the benefit of foreign net operating loss carryforwards during 1995 and, to a lesser extent, from the non-deductibility of certain domestic expenses and higher effective tax rates in certain foreign countries.

QUARTERLY RESULTS OF OPERATIONS

     The following table presents certain unaudited quarterly statements of income data for each of the Company's last nine fiscal quarters, as well as the percentage of the Company's total revenue represented by each item. The information has been derived from the Company's unaudited Consolidated Financial Statements. The unaudited Consolidated Financial Statements have been prepared on substantially the same basis as the audited Consolidated Financial Statements contained herein and all adjustments, consisting only of normal recurring adjustments, that the Company considers to be necessary to present fairly this information when read in conjunction with the Company's Consolidated Financial Statements and Notes thereto appearing elsewhere herein. The results of operations for any quarter are not necessarily indicative of the results to be expected for any future period.

                                                                       THREE MONTHS ENDED
                               --------------------------------------------------------------------------------------------------
                               MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                 1996       1996       1996        1996       1997       1997       1997        1997       1998
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenue:
  Software license fees......  $ 3,501    $ 3,261     $ 1,939    $ 3,888    $ 5,185    $ 2,533     $ 2,193    $ 4,608    $ 4,107
  Services and maintenance
    fees.....................    1,608      1,769       1,715      2,108      2,351      2,439       2,603      2,949      3,392
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
        Total revenue........    5,109      5,030       3,654      5,996      7,536      4,972       4,796      7,557      7,499
Expenses:
  Cost of services and
    maintenance fees.........    1,029      1,125       1,147      1,739      1,141      1,268       1,522      2,065      1,504
  Sales and marketing........      993      1,137       1,102      1,630      1,711      1,694       1,706      2,358      2,291
  General and
    administrative...........      609        785         792      1,376        853        698         898      2,104      1,479
  Product development........      534        589         583        881        678        677         829        987        718
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
        Total expenses.......    3,165      3,636       3,624      5,626      4,383      4,337       4,955      7,514      5,992
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
Income (loss) from
  operations.................    1,944      1,394          30        370      3,153        635        (159)        43      1,507
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
Interest income, net.........       17         18          26         37         29         45          53         74         60
Other income (expense),
  net........................        2         --          --          5         --         --          --        (40)       (53)
Provision for (benefit from)
  income taxes...............      808        582          23        169      1,308        279         (44)        32        621
                               -------    -------     -------    -------    -------    -------     -------    -------    -------
Net income (loss)............  $ 1,155    $   830     $    33    $   243    $ 1,874    $   401     $   (62)   $    45    $   893
                               =======    =======     =======    =======    =======    =======     =======    =======    =======
Net income (loss) per
  share -- basic and
  diluted....................  $  0.07    $  0.05     $    --    $  0.02    $  0.12    $  0.03     $    --    $    --    $  0.06
                               =======    =======     =======    =======    =======    =======     =======    =======    =======

                                                                       THREE MONTHS ENDED
                               --------------------------------------------------------------------------------------------------
                               MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,
                                 1996       1996       1996        1996       1997       1997       1997        1997       1998
                               --------   --------   ---------   --------   --------   --------   ---------   --------   --------
                                                               (AS A PERCENTAGE OF TOTAL REVENUE)
Revenue:
  Software license fees......     68.5%     64.8%       53.1%      64.8%      68.8%      50.9%       45.7%      61.0%      54.8%
  Services and maintenance
    fees.....................     31.5      35.2        46.9       35.2       31.2       49.1        54.3       39.0       45.2
                               -------     -----       -----      -----      -----      -----       -----      -----      -----
        Total revenue........    100.0     100.0       100.0      100.0      100.0      100.0       100.0      100.0      100.0
Expenses:
  Cost of services and
    maintenance fees.........     20.1      22.4        31.4       29.0       15.1       25.5        31.7       27.3       20.0
  Sales and marketing........     19.4      22.6        30.2       27.2       22.7       34.1        35.6       31.2       30.6
  General and
    administrative...........     11.9      15.6        21.7       23.0       11.3       14.0        18.7       27.8       19.7
  Product development........     10.5      11.7        16.0       14.7        9.0       13.6        17.3       13.1        9.6
                               -------     -----       -----      -----      -----      -----       -----      -----      -----
        Total expenses.......     61.9      72.3        99.2       93.9       58.1       87.2       103.3       99.4       79.9
                               -------     -----       -----      -----      -----      -----       -----      -----      -----
Income (loss) from
  operations.................     38.1      27.7         0.8        6.1       41.9       12.8        (3.3)       0.6       20.1
                               -------     -----       -----      -----      -----      -----       -----      -----      -----
Interest income, net.........      0.4       0.4         0.7        0.6        0.4        0.9         1.1        1.0        0.8
Other income (expense),
  net........................       --        --          --        0.1         --         --          --       (0.5)      (0.7)
Provision for (benefit from)
  income taxes...............     15.8      11.6         0.6        2.8       17.4        5.6        (0.9)       0.4        8.3
                               -------     -----       -----      -----      -----      -----       -----      -----      -----
Net income (loss)............     22.7%     16.5%        0.9%       4.0%      24.9%       8.1%       (1.3)%      0.7%      11.9%
                               =======     =====       =====      =====      =====      =====       =====      =====      =====

     The Company's operations, revenue and operating results have varied in the past, and are expected to vary in the future, substantially from quarter to quarter. Among the factors causing these potential variations are fluctuations in the demand for the Company's products, the level of product and price competition in the Company's markets, the length of the Company's sales cycle, the size and timing of individual transactions, the mix of products and services sold, delays in or cancellations of customer implementations, the timing of new product introductions and enhancements by the Company or its competitors, the Company's ability to attract and retain key technical, sales and managerial personnel, the ratio of international to domestic sales, commercial strategies adopted by competitors, changes in foreign currency exchange rates, customers' budget constraints, the Company's ability to control costs and general economic conditions. In addition, the Company has in the past, and may in the future, provide a customer with a right to receive a full refund of the license fees paid if such customer is dissatisfied with the Company's product in the period following installation (typically up to 90 days). The grant of such a right may have the effect of delaying the Company's recognition of revenue from such license fee. In addition, in each year in which the Company paid bonuses to certain executive officers, such bonuses were based on year-end operating results and were paid in the fourth quarter, which has resulted in substantially increased general and administrative expenses for such periods. As a result of the foregoing factors, comparisons of future operating results with prior periods should not be relied upon as indicators of actual performance in such periods. The Company establishes its expenditure levels for consulting, product development, sales and marketing and other operating expenses based, in large part, on its expected future revenue. Furthermore, since software license sales are typically accompanied by a significant amount of consulting, implementation and support services, the Company's consulting and support resources must be managed to meet anticipated software license fee revenue. As a result, any unexpected decline in software license fee revenue is likely to adversely and disproportionately affect operating results and net income because only a small portion of the Company's expenses vary with its revenue. Based upon all of the foregoing, the Company believes that its quarterly and annual revenue, expenses and operating results are likely to vary significantly in the future and that period-to-period comparisons of its operating results are not necessarily meaningful. As a result, the Company's operating results for any particular quarter may be below the expectations of securities analysts and investors, which could materially and adversely affect the market price of the Company's Common Stock.

     The Company's quarterly operating results are also subject to certain seasonal fluctuations. The Company's revenue, particularly its software license fee revenue, and operating results are typically strongest in the first and fourth quarter and weakest in the third quarter. The Company's revenue and operating results for the first quarter typically benefit from customers making corporate IT purchasing decisions early in the budget year. The Company's revenue and operating results for the fourth quarter typically benefit from the efforts of the Company's sales force to meet year-end sales quotas and the tendency for IT departments to spend the remaining portion of IT budgets prior to year-end. The Company experiences lower sales levels in the third quarter, due in large part to the general decline in business activity in Europe during the summer months. See "Risk Factors -- Potential Variability of Quarterly Operating Results and Seasonality."

LIQUIDITY AND CAPITAL RESOURCES


     Since inception, the Company has funded its operations using cash generated entirely from operations. Cash provided from operations during the three months ended March 31, 1998 and the years ended December 31, 1997 and 1996 was $2.2, $3.8 and $2.0 million, respectively. The cash generated from operations in these periods was used principally to provide working capital to support the Company's operations. The Company also utilized cash to purchase furniture and equipment during the three months ended March 31, 1998 and the years ended December 31, 1997 and 1996 of approximately $149,000, $635,000 and $612,000, respectively. In addition, the Company paid dividends to its shareholders of approximately $77,000, $300,000 and $300,000 during the three months ended March 31, 1998 and the years ended December 31, 1997 and 1996, respectively. As a result of the Company's continued profitable operations, cash reserves increased to $9.2 million as of March 31, 1998 from $7.3 million at December 31, 1997. The provision for doubtful accounts for the year ended December 31, 1997 was $400,000 as compared to $42,453 for the year ended December 31, 1996. The increase in the provision for doubtful accounts in 1997 as compared to 1996 was due to the increase in overall business volume during 1997 and the identification of certain customer accounts for which the Company believed that collection was doubtful. The Company does not have a debt facility.



     Substantially all of the Company's international business is conducted in functional currencies other than the U.S. dollar (the currency in which its consolidated financial statements are stated). As a result, depreciation in the value of the other currencies in which the Company generates revenue relative to the U.S. dollar could adversely affect operating results. Historically currency fluctuations have not materially affected the results of operations; however, due to constantly changing currency exposures there can be no assurance that the Company will not experience currency losses in the future, nor can the Company predict the effect of exchange rate fluctuations upon future operating results. The Company does not currently undertake hedging transactions to cover its currency exposure. At March 31, 1998, the total assets and net assets of the Company which were denominated in currencies other than the U.S. dollar were $6.4 million and $3.2 million, respectively, after elimination of intercompany amounts. Such amounts were denominated principally in the functional currencies of the United Kingdom, Germany, France and Sweden.


     The Company believes that its existing liquidity and capital resources, including the proceeds resulting from the sale of its Common Stock in the Offering, together with cash generated from operations during 1998, will be sufficient to satisfy its cash requirements for the next twelve months. To the extent that such amounts are insufficient, the Company will be required to raise additional funds through equity or debt financing. There can be no assurance that the Company will be able to raise these additional funds on terms acceptable to the Company, or at all.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 1997, the Financial Accounting Standards Board issued Statement No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income." SFAS No. 130 is designed to improve the reporting of changes in equity from period to period. The Company adopted SFAS No. 130, as applicable, effective for the quarter ended March 31, 1998. In June 1997, the Financial Accounting Standards Board issued Statement No. 131 ("SFAS No. 131"), "Disclosures About Segments of an Enterprise and Related Information." SFAS No. 131 requires that an enterprise disclose certain information about operating segments. The Company intends to adopt SFAS No. 131 for its annual reporting period ending December 31, 1998. In October 1997, the American Institute of Certified Public Accountants issued Statement of Position 97-2 ("SOP 97-2"), "Software Revenue Recognition." SOP 97-2 supersedes SOP 91-1, and is effective for the Company beginning after December 15, 1997. The Company adopted SOP 97-2 as required for transactions entered into beginning January 1, 1998.

     The Company's management does not believe that the adoption of these pronouncements has had or will have a material impact on the Company's financial position or results of operations.

                                    BUSINESS

OVERVIEW

     E3 is a leading provider of inventory management software solutions designed to help businesses make purchasing decisions that optimize inventory levels to maximize profitability and that are aimed predominantly at the wholesale and retail segments of the supply chain. The Company complements its software products with a range of services that leverage its comprehensive buying process expertise. To date, substantially all of the Company's revenue has been generated through its direct sales force based in the United States and abroad. E3 has provided solutions to a broad range of distributors, wholesalers and retail chains in the general retail; pharmaceutical; general manufacturing; electrical, industrial and automotive supply; food and food service; wine and spirits; and office supply, among others. Founded in 1980, E3 has installed its systems at more than 600 customers in 16 countries. Customers include Ace Hardware, Best Buy, CVS Pharmacy, Eckerd Drugs, Rubbermaid, Staples, The Sports Authority and Victoria's Secret. In the United States, E3's customers include seven of the largest ten drug wholesalers, five of the largest ten drug retailers, 22 of the largest 50 food service distributors, and eight of the largest 17 hardware wholesalers.

INDUSTRY BACKGROUND

  The Need for Inventory Management

     Today's increasingly competitive business environment has forced manufacturers, distributors and retailers to change their business practices. In the past, manufacturers were often able to dictate the flow of goods to market, moderating how and when they produced goods in order to increase the efficiency of their operations. Recently, however, there has been a fundamental shift in market power from manufacturers to retailers and consumers. This shift has resulted from the convergence of a number of trends, including the rapid proliferation of product offerings, shorter product life cycles, the emergence of more informed consumers demanding higher service levels, wider product assortment with greater availability, and the evolution of the retail industry from local stores to large national and regional chains. These trends have had a profound effect on the supply chain, which consists of the flow of goods from suppliers to manufacturers, then to wholesalers and warehouses, next to distributors and retailers, and ultimately, to the consumer. The competitive nature of today's end markets requires retailers and wholesalers to effectively manage their supply chains in order to provide their customers with the right products, at the right price, and at the precise time and place they are needed.

     In today's volatile, customer-driven markets, businesses must reengineer their supply chain processes to improve customer service and maximize profitability. In particular, many retailers and wholesalers need to manage their inventories more profitably in order to remain competitive. Inventory is typically the largest asset on retailers' balance sheets and generally represents over 70% of the assets in a distribution business. A business' ability to manage the timing, cost and selection of its inventory assets has an enormous impact on its profitability. As customers demand higher service levels and greater responsiveness from retailers, purchasing and inventory replenishment is increasingly becoming a core investment activity for businesses. Poor inventory management places businesses at a competitive disadvantage. Out-of-stock products result in lost sales, while excess inventory levels increase operating costs and limit the ability of businesses to respond to changing market demands. As a result of the need to optimally manage inventory, businesses have increasingly turned to IT solutions to help them achieve this objective.

     A number of recent developments has further accelerated demand for inventory management systems. Greater competitiveness among retailers has led to significantly higher spending levels in their IT budgets. In addition, computing power and database management technology have advanced sufficiently to permit sophisticated analysis to be performed cost-effectively on large amounts of data. Moreover, the proliferation of distributed public and private networks, such as the Internet, has enabled organizations to easily and cost-effectively link their IT environments with customers, suppliers and business partners.

  Inventory Management Challenges

     Historically, retailers and distributors have lacked sufficient solutions to optimally manage their inventories. The available options for inventory management have included ERP systems, supply chain management ("SCM") software, internal legacy systems and first generation inventory management software. ERP systems traditionally have focused on controlling inventory levels, rather than on optimally managing inventory and, as a result, generally do not possess the forecasting, planning and scheduling functionality necessary to optimize inventory management. The demand for SCM software initially came from manufacturers. Consequently, most providers of SCM software have developed products to address the needs of manufacturers, without focusing on the particular needs of distributors, wholesalers and retailers. Legacy systems and first generation inventory management software do not possess decision-support, automation and "what-if" analysis capabilities. While legacy and first generation systems may increase inventory turns, they generally do not optimize inventory levels or maximize profitability and typically do not enable companies to take advantage of special supplier discounts and promotions, forward-buying opportunities, and economic buying cycles. Gartner Group estimates that the vast majority of these legacy systems will need to be replaced by next-generation inventory management systems.

     As a result of these recent trends, a significant need has developed for optimized inventory management solutions that: (i) not only track inventory levels but also measure and improve inventory profitability; (ii) provide sophisticated decision-support tools combined with simulation capabilities that analyze numerous purchasing factors, such as demand patterns, purchasing costs, the receipt and management of inventory, vendor pricing and discounts, and forecasted demand; (iii) respond to changing business factors by automatically recommending the optimal purchasing decisions; and (iv) enable companies to manage millions of SKUs over broad geographic regions with many stores and distributed users. Finally, the solutions should be easy to implement, use and maintain.

E3 SOLUTIONS

     E3 is a leading provider of inventory management software solutions designed to help businesses make purchasing decisions that optimize inventory levels and increase profitability. The Company's solutions are designed primarily for businesses in the wholesale and retail levels of the supply chain. The solutions address the complex requirements of inventory management by factoring in forward-buying and alternate-buying opportunities, while minimizing the required inventory levels needed to meet pre-established customer service objectives. The Company's solutions are based on a comprehensive suite of software modules, including demand forecasting, lead time forecasting, order policy analysis, service level analysis, replenishment analysis, investment analysis and order validity analysis. The Company complements its software products with consulting and educational services that help customers maximize profitability through the use of the Company's proprietary inventory management software and techniques. Key features and benefits of the Company's solutions include the following:

          Advanced Decision-Making Capabilities. The Company's solutions employ sophisticated inventory management techniques, such as forward buying, scientific demand forecasting and economic analysis, to determine optimal inventory levels. Advanced simulation capabilities allow the end-user to perform "what-if" analyses to determine the impact of various purchasing decisions on the bottom line. In addition, the end-user can factor in certain external variables such as seasonality, pricing changes, competing promotions, store locations and customer demographics to optimize inventory management decisions, including inventory purchasing, allocation and disbursement. These solutions are designed to simplify complex purchasing and inventory management decisions in order to maximize profitability.

          Automated Purchasing Process. The Company's solutions automatically generate recommended order quantities that take into account lead times, lead time variability, order cycles, demand forecasts, seasonality, vendor price brackets and costs of acquiring and carrying inventory. By automating routine order cycles and prompting users when purchasing should take place, the Company's solutions permit buyers to work on more profit-oriented activities such as trend analysis, supplier negotiation, product mix review, inventory exception management and market research. With the purchasing process more automated, buyers can allocate more time to the management of a greater number of products and vendor relationships, which can further reduce costs and bolster revenue.

          Optimized Service Levels. The Company's solutions are designed to reduce lost sales and improve customer service by minimizing out-of-stock inventory, balancing inventory to deliver more consistent order fill rates and enhancing an organization's ability to respond to rapidly changing customer demands. The Company's solutions allow users to perform sensitivity analyses on various service levels to determine the most appropriate service level based on the resulting impact on profitability. This enables users to maximize profitability by balancing the revenue potential and carrying costs associated with the inventory needed to maintain pre-established service levels.

          Complementary Service Offerings. The Company believes that successful inventory management involves more than just software solutions and the mechanization of manual procedures. A core understanding of the principles of inventory management is also important for realizing the maximum benefit from the Company's solutions. As a result, the Company offers a series of consulting and educational services that are designed to complement its product offerings by training end users in "best-practices" for inventory management. The Company has established an educational institution, the Inventory Management Institute ("IMI"), that focuses on studying and developing advanced techniques for inventory management, and communicating these findings to its end-users through course work and seminars.

          Rapid Implementation and Return on Investment. E3's products can be implemented within a few months and are designed to integrate easily with existing enterprise systems with minimal disruption to customers' existing IT environments. The Company's software has been designed in a modular manner, thereby allowing customers to purchase only their desired functions and add more modules as their needs evolve and expand. In addition, E3's products feature highly intuitive and easy-to-use graphical interfaces and user screens, enabling users to rapidly and efficiently perform purchasing activities with minimal training. Because customers typically are able to rapidly implement the Company's software and to quickly affect overall profitability, the Company believes that its customers are able to obtain rapid payback and significant return on investment within a few months of implementation.

STRATEGY

     The Company intends to maintain its leadership position in the inventory management market by continuing to provide comprehensive and advanced applications that allow customers to optimize inventory management. Key elements of the Company's strategy include:

          Maintain and Enhance Technology Leadership. The Company seeks to maintain its leadership position by continuing to provide innovative inventory management solutions that encompass leading-edge technology, proprietary methodologies and comprehensive services and education. The Company believes that its knowledge and expertise in inventory management systems aimed at optimizing profitability provides a significant competitive advantage. The Company will seek to continue to enhance the functionality of its existing products, introduce new products to meet emerging market needs and expand the breadth of its services offerings.

          Expand Product Offerings and Target New Market Opportunities. The Company intends to leverage its significant experience in inventory management and its expertise in advanced software technology to expand the scope of its products to address the smaller retail markets as well as the market needs of very large retail chains. In early 1998, the Company introduced ProfitTrack, an Internet-based service that provides outsourced inventory management for independent vendors and small retail chains. In addition, E3 intends to develop industry-specific functionality and features to address other vertical markets, such as hospitality, healthcare and retail food, which the Company believes are characterized by a critical need for inventory management solutions.

          Maintain High Quality Customer Relationships through Consulting and Education. The Company intends to expand the size of its services and support staff, as well as the range of services it offers, in order to maintain high customer satisfaction and generate new customers through referrals from existing customers. The Company believes that its consulting, implementation, educational and support services allow customers to realize the maximum benefit from the Company's solutions. In addition, E3 intends to expand its educational programs in the area of scientific inventory management to inform a greater number of potential customers about the benefits of the Company's inventory management products.

          Broaden Distribution Channels and Strategic Relationships. The Company's strategy is to expand its sales and marketing capabilities in order to address the worldwide market opportunity for its products. The Company increased its direct sales force from 15 sales personnel as of January 1, 1997 to 38 sales personnel as of March 31, 1998. As a part of this growth in 1997, the Company established a full-time telemarketing staff which currently consists of five persons to support its direct sales force. As a result of its increase in sales and marketing personnel, the aggregate initial software license fee for licenses entered into in the quarter ended March 31, 1998 was approximately $2.9 million, as compared to approximately $1.9 million for the quarter ended March 31, 1997. In addition to its direct sales and support organizations, the Company has established and will continue to establish formal and informal relationships with third parties to assist in developing customer relationships and marketing its product offerings.

          Increase Penetration of International Markets. E3 currently sells and supports its products through direct sales and support organizations in North America and Europe. The Company's products support multiple currencies and languages, which the Company believes facilitates its expansion into new international markets. E3 plans to continue to invest significantly in expanding its global sales, marketing, and services presence in the geographic regions where it already has a presence and in new geographic regions. The Company currently has offices or representatives in ten locations worldwide, including offices in Atlanta, Frankfurt, London, Madrid, Melbourne, Oslo, Paris, Stockholm and Venice, and is currently planning to expand into select countries in Latin America and the Pacific Rim.

PRODUCTS

     The Company's software solutions provide comprehensive and advanced inventory management capabilities that enable organizations to reduce inventories, increase profitability and meet customer service objectives. The Company's product offerings are oriented toward four distinct markets: (i) E3TRIM targets warehouse inventory management; (ii) E3SLIM targets store inventory management; (iii) E3CRISP targets vendor-managed inventories; and (iv) ProfitTrack focuses on shared services inventory management.

     The Company's products are modular systems that allow customers to purchase only the functionality they require. For instance, the Company offers E3TRIM as a base system for an initial license fee of $28,000 with approximately 25 additional modules available at additional cost. Such additional modules include investment buying, purchase order management, service level analysis, investment tracking, alternate source and promotional event modules. The initial license fee for a typical E3TRIM order is $100,000, the initial license fee for a typical E3CRISP order is $150,000, and the initial license fee for a typical E3SLIM order is $250,000. In addition to the initial license fee, the Company charges customers an annual software maintenance fee, which typically equals 15% of the initial license fee and is paid in monthly installments.

     The Company's products currently support nine languages and multiple currencies. The Company's products are client/server solutions that operate on IBM AS/400 servers and support Windows 3.1, Windows 95 and Windows NT clients and can be linked to virtually any hardware or software platforms with minimal additional expense.

  E3TRIM -- True Replenishment and Inventory Management

     E3TRIM addresses the replenishment and inventory management needs of wholesalers and retailers performing inventory management at the warehouse or distribution center level. E3TRIM handles replenishment and inventory management functions such as demand forecasting, lead time forecasting, order frequency analysis, service level goals and minimum order quantity analysis. E3TRIM assists the user in deciding when to buy goods, how much to buy and which distribution center is appropriate to receive the product. The forecasting model considers factors such as historical demand data, promotional events, and lost sales by item, SKU or both. E3TRIM is designed to enhance profitability, decrease inventory levels, improve customer service levels, increase buyer productivity and improve management control.

  E3SLIM -- Store Level Inventory Management

     E3SLIM is a system designed for store level replenishment. E3SLIM addresses the same replenishment and inventory functions as E3TRIM; however, E3SLIM utilizes data from individual stores and the replenishment data produced is tailored to meet unique store level requirements. Orders produced through E3SLIM may go straight to suppliers who will deliver products to the store directly or through distribution centers. E3SLIM is designed to provide increased merchandiser productivity at the store level, better customer service, lower inventory levels and reduced inventory costs, and higher revenue per store.

  E3CRISP -- Customer Replenishment for Improved Service and Profit

     E3CRISP is a store level replenishment and inventory management solution aimed at manufacturers who wish to offer inventory management services to their customers. E3CRISP allows a vendor to manage its inventory in the individual stores or distribution centers of a retailer. Dealing directly with retailers saves manufacturers significant time and expense and provides accuracy and efficiency in replenishment. E3CRISP provides the following benefits: marketing advantages for wholesalers and manufacturers, increased merchandiser productivity, improved customer service and reduced lost sales at the consumer level.

  ProfitTrack

     ProfitTrack is an Internet-based replenishment and inventory management system similar to E3SLIM that makes available E3's inventory management solutions to businesses worldwide. ProfitTrack provides independent retailers and small chains with cost-effective and easy access to the Company's proven inventory management solutions and provides larger retailers with a means to decentralize their purchasing operations. Through ProfitTrack, the Company acts as a service bureau whereby the customer provides data to the Company through the Internet and the Company provides replenishment and inventory recommendations on a next-day basis. For larger customers, the Company provides the software to run decentralized purchasing operations over a corporate intranet.

  Executive ScoreBoard

     Executive ScoreBoard is an executive information system that generates user-friendly summary graphs allowing managers to easily access more in-depth information. Executive ScoreBoard provides the user with more than 150 graphical views of data, such as inventory breakdowns, historical trending, drill down and drill back, and sorting and comparisons. Executive ScoreBoard operates in conjunction with the customer's E3TRIM, E3SLIM or E3CRISP system.

SALES AND MARKETING

     To date, substantially all of the Company's revenue has been generated through its direct sales force. The Company maintains a sales force with direct sales representatives based in ten countries. The Company's salespersons are compensated through quarterly and annual commission programs.

     The Company increased its sales force from 15 sales personnel as of January 1, 1997 to 38 sales personnel as of March 31, 1998. A substantial portion of this increase occurred in the first half of 1997. As part of this growth in 1997, the Company established a full-time telemarketing staff, which currently consists of five persons, to support its direct sales force. A newly hired salesperson generally spends three months in training and is not expected to meet a full sales quota for another three months. Consequently, the Company typically does not begin to realize full production from a newly hired salesperson until approximately six months after hiring. As a result of its increase in sales and marketing personnel since January 1, 1997, the Company has begun to realize substantial year-to-year growth in the sales of its products. The following table sets forth the number of salespersons as of the end of each quarter since January 1, 1997 and the aggregate amount of initial license fees for licenses entered into in each such quarter. The initial license fees shown below relate to the licenses sold in the indicated period without regard to the Company's recognition of revenue from such licenses.

                                    MARCH 31,     JUNE 30,    SEPT. 30,     DEC. 31,    MARCH 31,
                                       1997         1997         1997         1997         1998
                                    ----------   ----------   ----------   ----------   ----------
  Sales Personnel.................      23           27           30           33           38

  Aggregate Initial Software
     License Fee Amount...........  $1,878,900   $3,611,660   $2,026,897   $4,247,367   $2,893,274

     The Company plans to continue to invest significantly in expanding its sales, support, services and marketing organizations within the United States and abroad.

     The Company relies on its existing customer relationships as a source for new business. In addition, the Company intends to leverage both formal and informal relationships with a number of consulting and systems integration firms to enhance its marketing, sales and customer support efforts, particularly with respect to implementation and support of its products as well as lead generation and assistance in the sales process.

     The Company conducts comprehensive marketing programs that include advertising, public relations, trade shows, joint programs with vendors and consultants and ongoing customer communication programs. The sales cycle typically begins with the generation of a sales lead or the receipt of a request for proposal from a prospective customer. The sales lead or request for proposal is followed by the qualification of the lead or prospect, an assessment of the customer's requirements, a formal response to the request for proposal, presentations and product demonstrations, site visits to an existing customer utilizing the Company's products and contract negotiation. The sales cycle can vary substantially from customer to customer but typically requires three to nine months. As of May 15, 1998, the sales and marketing organization consisted of 45 employees.

CUSTOMERS

     The Company's target customers are primarily wholesalers and retailers, as well as manufacturers who provide inventory management services to wholesalers and retailers, in a variety of product sectors, including general retail; pharmaceutical; general manufacturing; electrical, industrial and automotive supply; food and food service; wine and spirits; and office supply. The Company has licensed its products to over 600 customers. No single customer accounted for 10% or more of the Company's revenues in 1995, 1996 or 1997.

The following table sets forth selected customers in each of its targeted industry segments. Except as otherwise noted, all such customers are located in the United States.

GENERAL RETAIL                           ELECTRICAL, INDUSTRIAL AND AUTOMOTIVE SUPPLY
Ace Hardware Corporation                 Advance Auto Parts
Best Buy Co., Inc.                       Graybar Electric Co., Inc.
DFS Group, Ltd. (Duty Free Stores)       Northern Hydraulics, Inc.
The Sports Authority, Inc.               Rexel Management, S.A. (France)
Victoria's Secret Stores                 XPEDEX (International Paper Company)
Woolworth's plc (United Kingdom)         FOOD & FOOD SERVICE
PHARMACEUTICAL                           Associated Food Stores, Inc.
CVS Corporation                          Coop Schweiz (Switzerland)
Eckerd Corporation                       Iceland Foods plc (United Kingdom)
Hoechts Marion Roussell (Canada)         NKL (Norway)
Rite Aid Corporation                     PYA/Monarch, Inc.
Sigma Company Ltd. (Australia)           WINE & SPIRITS
GENERAL MANUFACTURING                    Eber Brothers Wine & Liquor Corp.
General Nutrition Incorporated (GNC)     Glazer's Wholesale Distributors, Inc.
OKI Bering                               Southern Wine & Spirits of America, Inc.
Oneida Ltd.                              Whitbread plc (United Kingdom)
Rubbermaid, Inc.                         OFFICE SUPPLY
SKF Dataservice AB (Sweden)              BT Office Products International, Inc.
Universal City Studios, Inc.             Kaiser & Kraft GmbH (Germany)
                                         Staples, Inc. (US/Europe)
                                         Viking Office Products, Inc. (US/Europe/Australia)

CUSTOMER CASE STUDIES

     The following case studies illustrate the utilization and benefits of the Company's products as experienced by certain of its customers:

  ACE HARDWARE CORPORATION

     Ace Hardware Corporation ("Ace"), a cooperative distributor of hardware, paint and do-it-yourself products to a dealer network of over 5,000 retail business outlets, was utilizing an inventory management system that failed to meet many of its business needs. In particular, Ace desired to increase its in-stock rates in order to provide better service to its dealers and to better manage its inventory in order to increase its profits, which, as a cooperative, are ultimately distributed to its dealers. After implementing E3TRIM, Ace reported to the Company a $50 million reduction in inventory, a 25% reduction in lost sales and an in-stock rate of 95% in its first year of use.

  THE SPORTS AUTHORITY, INC.

     The Sports Authority, Inc. ("Sports Authority"), an operator of large sporting goods stores in the United States with over 185 locations, initially installed E3SLIM at a time when it had only six locations and many of its replenishment functions were performed manually. Sports Authority sought a replenishment and inventory management system that could automate and optimize its replenishment functions and accommodate its rapid growth plan. In particular, Sports Authority noted the following benefits of E3SLIM: (i) centralized replenishment functions allowing store level employees to focus on customer service functions; (ii) simple and rapid implementation of the system into new stores; and (iii) scalability to support the growth in the number of store locations from six to more than 185. After installing E3SLIM, as well as implementing the Company's approach to the buying process, Sports Authority reported a 20% reduction in inventory levels while increasing inventory turns and maintaining a 92% service level in the first year after implementation. The Sports Authority's E3SLIM system actively manages over 1.7 million SKUs.

  OKI BERING

     OKI Bering, a leading wholesale distributor of industrial, safety and welding supplies in North America, operated in an industry that historically had not utilized advanced inventory management systems. OKI Bering chose E3TRIM as part of its strategy to increase market share by improving its service levels above industry norms. After implementing E3TRIM, OKI Bering reported to the Company an increase in customer service levels from 92% to 98% and a 22% decrease in inventory levels in the first year after implementation. After four months of utilizing E3TRIM, OKI Bering installed E3CRISP in order to assist its distributors in improving productivity and optimizing inventory levels. OKI Bering is currently using E3CRISP as a marketing tool to attract new customers and improve service to existing customers.

     The benefits reported above are based upon information provided to the Company by such customers, and factors unrelated to the Company's products may have contributed to such benefits. There can be no assurance that new or existing customers will achieve any of the benefits described above.

SERVICES AND SUPPORT

     E3 provides consulting services to customers in the following areas: sales, technical installation, implementation planning, customer training, project management and performance analysis. All of the Company's consultants are specialists in their fields. For example, customer training consultants are primarily former users of the Company's products, and customer training consultants assigned to a food wholesale implementation are typically food wholesale specialists. The Company has recognized a growing need among its customers for support and consulting services. The Company plans to continue to hire additional support and service personnel to meet this need. Accordingly, the Company anticipates that revenue from services will increase as a percentage of total revenue in the future.

     In 1989, the Company established IMI to provide executives and professionals in the retail and wholesale segments of the supply chain with educational and consulting services. The Company believes that IMI is the only educational facility in the world that is dedicated to scientific inventory management. IMI offers business school-type curriculum covering both E3 product-specific seminars and inventory management seminars. IMI's courses are aimed at both potential users as well as senior executives of potential customers. To date, IMI has trained over 5,000 professionals and executives. While IMI was originally conceived as an educational resource for E3 customers, increasingly IMI's programs are being attended by non-customers. E3 intends to continue to utilize IMI as an educational resource for companies that do not currently utilize E3 software, thereby creating an additional revenue source for the Company and a means to educate prospective customers about the benefits associated with the use of the Company's software products.

PRODUCT DEVELOPMENT AND TECHNOLOGY

     The Company's product development efforts are focused on adding new functionality to existing products and enhancing the operability of its products across distributed and changing heterogeneous hardware platforms, operating systems and relational database systems. The Company believes that its future success depends in part upon its ability to continue to enhance existing products, respond to changing customer requirements and develop and introduce new or enhanced products that incorporate new technological developments and emerging industry standards.

     The Company's product development organization is structured to consistently provide a steady flow of products and enhancements to assure that the Company has the product offerings needed to meet its strategic objectives. The Company's focus is on balancing the development of new offerings with the development of enhancements to existing offerings so the Company can: (i) penetrate new markets; (ii) capture new customers within existing markets; (iii) provide useful add-ons for existing customers; and (iv) maintain a strong reference base.

     The Company's development organization is structured into four teams: (i) technology development, which develops product architecture and new technologies; (ii) strategic development, which develops next-generation products; (iii) production development, which delivers add-ons and enhancements of current products; and (iv) product support, which helps end users maximize the products' benefits and features. The development organization works very closely with customers during the prototyping, development and testing phases of product development. A rapid prototyping methodology is used to assure that the correct functional requirements are addressed during the early stages of new development. At the end of the development cycle, beta customers are identified to perform true field tests before the products are released for general availability.

     The Company's primary technology initiative is to convert the server portion of its code to C++ and SQL so that a common code base can be run on the AS/400, UNIX/AIX, and Windows NT platforms to provide multi-platform support. As part of this effort, the Company is examining whether database providers such as Oracle and Informix, with the recent inclusion of parallel processing functionality in their products, can deliver the performance needed to run the server portion of the Company's products on UNIX/AIX and Windows NT platforms.

     The architecture of the Company's inventory management products has been designed for simplified integration into any legacy or ERP system running on any platform. Implementation of the Company's products requires no specialized skills on the customer's part. A simple flat file architecture (similar to the widely adapted standard used for EDI) affords an efficient path to quick implementation and integration into any ERP system.

     The client portion of the Company's software systems runs on the Windows 3.1, Windows 95 and Windows NT platforms. The Company chose the IBM AS/400 as its primary server platform because of its performance, scalability, operational reliability, operational design and database robustness. A scientific inventory management system must evaluate every item, in every location, every night, resulting in database tables with potentially millions of rows. To date, the Company believes that in a transaction-based environment, the AS/400 is one of the few platforms that can deliver the performance needed to meet this very challenging requirement. In addition, because IBM delivers the AS/400 as a complete system with no additional software or tools that need to be installed after implementation, it can be easily integrated into any IT hardware environment with little or no additional requirements.

     The Company's product development expenditures for the years ended December 31, 1995, 1996 and 1997 were approximately $2.4 million, $2.6 million and $3.2 million, respectively. The Company intends to continue to increase its investment in product development in the future.

COMPETITION

     The market for the Company's products is intensely competitive, highly fragmented and subject to rapid change. Competitors include: (i) ERP software vendors such as SAP AG, PeopleSoft, Inc., Oracle Corporation and Baan Company N.V., each of which currently offers ERP solutions that may incorporate supply chain management modules or advanced planning and scheduling software; (ii) other suppliers of advanced planning and scheduling software, including i2 Technologies Inc., Manugistics Group, Inc. and Logility Inc.; (iii) other business application software vendors who may broaden their product offerings by internally developing, or by acquiring or partnering with independent developers of, advanced planning and scheduling software; (iv) internal development efforts by corporate IT departments; and (v) companies offering standardized or customized products for mainframe and/or mid-range computer systems. Increased competition may result in reduced operating margins and loss of market share, either of which could have a material adverse effect on the Company's business, financial condition and results of operations.

     Many of the Company's competitors and potential competitors have longer operating histories, significantly greater financial, technical, marketing and other resources, greater name recognition and larger installed customer bases than the Company. In order to be successful in the future, the Company must continue to respond promptly and effectively to technological change and competitors' innovations. There can be no assurance that current or potential competitors of the Company will not develop products comparable or superior in terms of price and performance to those developed by the Company. In addition, no assurance can be given that the Company will not be required to make substantial additional investments in connection with its product development, sales and marketing, and customer service efforts in order to meet any competitive threat, or that the Company will be able to compete successfully in the future. Increased competition will result in reductions in market share, pressure for price reductions and related reductions in gross margins, any of which could materially and adversely affect the Company's business, operating results and financial condition. There can be no assurance that in the future the Company will be able to successfully compete against current and future competitors and the failure to do so could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk
Factors -- Competition."

     The principal competitive factors affecting the market for the Company's products include vendor and product reputation, architecture, functionality and features, speed, costs and ease of implementation, quality of support and product quality, price and performance. Based on these factors, the Company believes that it has competed effectively to date, particularly in the wholesale and retail markets. The Company believes that its products have a competitive advantage over ERP and legacy systems due to the advanced functionality offered by the Company's products. Also, because they are specifically designed for the wholesale and retail markets, the Company further believes that its products have a competitive advantage in these markets over most other SCM systems, which have been designed primarily for manufacturers. The Company also believes that its knowledge and expertise in inventory management systems aimed at optimizing profitability provide a significant competitive advantage.

PROPRIETARY RIGHTS AND LICENSES

     The Company relies on a combination of copyright, trade secret, trademark and trade dress laws, confidentiality procedures and contractual provisions to protect its proprietary rights in its products and technology. The Company generally enters into confidentiality agreements with its employees, consultants, clients and potential clients and limits access to, and distribution of, its proprietary information. The Company maintains trademarks to identify the source of its products, development tools and service offerings and relies upon trademark and trade dress laws to protect its proprietary rights in these marks. The Company licenses its products to its customers in object code format and restricts the customer's use for internal purposes without the right to sublicense its products. However, the Company believes that the foregoing measures afford only limited protection. In connection with certain of its license agreements, the Company has established in the past, and may continue to establish, escrows of the source code for its licensed products with third parties for the benefit of its customers. There can be no assurance that unauthorized use of the Company's source code for its products will not occur as a result of these escrow arrangements. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. In addition, policing unauthorized use of the Company's products is difficult, and while the Company is unable to determine the extent to which piracy of its software products exists, software piracy may currently be or could become a problem.

     As the number of supply chain management applications in the industry increases and the functionality of these products further overlaps, software development companies like the Company may increasingly become subject to claims of infringement or misappropriation of the intellectual property rights of others. There can be no assurance that third parties will not assert infringement or misappropriation claims against the Company in the future with respect to current or future products. Any claims or litigation, with or without merit, could be time consuming, result in costly litigation, diversion of management's attention and cause product shipment delays or require the Company to enter into royalty or licensing arrangements. Such royalty or licensing arrangements, if required, may not be available on terms acceptable to the Company, if at all, which could have a material adverse effect on the Company's business, operating results and financial condition. Adverse determinations in such claims or litigation could also have a material adverse effect on the Company's business, operating results and financial condition.

     The Company may be subject to additional risks as it enters into transactions in countries where intellectual property laws are not well developed or are poorly enforced. Legal protections of the Company's rights may be ineffective in such countries. Litigation to defend and enforce the Company's intellectual property rights could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, operating results and financial condition, regardless of the final outcome of such litigation. Despite the Company's efforts to safeguard and maintain its proprietary rights both in the United States and abroad, there can be no assurance that the Company will be successful in doing so, or that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of the Company's technology or to prevent an unauthorized third party from copying or otherwise obtaining and using the Company's products or technology. Any such events could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Intellectual Property Rights."

EMPLOYEES

     As of May 15, 1998, the Company had 175 full-time employees. Of that number, 45 were employed in sales and marketing, 25 in product development, 35 in administration and finance and 70 in implementation, education and customer support services. None of the employees of the Company are covered by a collective bargaining agreement. The Company considers its relations with its employees to be good.

     The Company believes its future success will depend in large part on its ability to recruit and retain qualified employees, especially experienced software engineering personnel. The competition for such personnel is intense, and there can be no assurance that the Company will be successful in retaining or recruiting key personnel.

FACILITIES

     The Company's principal administrative, sales, marketing, support, and product development facility is located in approximately 57,000 square feet of leased office space in Atlanta, Georgia. The Company also maintains a small office in Mahwah, New Jersey. In addition, the Company leases space in France, Germany, Italy, Norway, Sweden and the United Kingdom. Management believes its current facilities are adequate for its present requirements.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The directors and executive officers of the Company and their ages as of the date of this Prospectus are as follows:


NAME                                     AGE   POSITION
----                                     ---   --------
Anders H. Herlitz......................  59    Chairman and Chief Executive Officer
Frank K. Schuster......................  52    President, Chief Operating Officer and
                                                 Director
William H. Huther......................  65    Vice Chairman and Senior Vice
                                               President -- Sales and Marketing
Daniel J. Craddock.....................  38    Senior Vice President -- Consulting
                                               Services and President of IMI
Carl H. Herlitz........................  31    Senior Vice President -- Business
                                               Planning and IT Services
R. Lee Morris..........................  52    Chief Financial Officer
David J. Johnston......................  36    Vice President -- Product Development
Thomas J. O'Haren......................  64    Director (1)(2)


---------------

(1) Member of the Audit Committee.
(2) Member of the Compensation Committee.

     Anders H. Herlitz founded the Company in 1980 and has served as Chairman and Chief Executive Officer since its founding. From 1960 to 1980, Mr. Herlitz served in a variety of development and management roles for IBM. Mr. Herlitz was the architect behind IBM's INVEN/3 and INVEN/34 products, which were among the earliest inventory management products introduced in the marketplace, and was instrumental in the design of DMAS Inventory Management, a successor product to INVEN/34.

     Frank K. Schuster has served as President, Chief Operating Officer and as a director of the Company since 1993. From 1987 to 1993, Mr. Schuster served as Executive Vice President and Chief Financial Officer of the Company. Mr. Schuster joined the Company in 1985 as Vice President -- Marketing. From 1973 to 1985, Mr. Schuster served as Executive Vice President and General Manager of Lynch Foods, Inc., a food distributor. From 1969 to 1973, Mr. Schuster served as a marketing representative and systems engineer for IBM. Mr. Schuster holds a BBA from Ohio University and an MBA from the University of Alabama.

     William H. Huther has served as Vice Chairman and Senior Vice
President -- Sales and Marketing of the Company since 1996 and is responsible for worldwide sales planning, third-party alliances and marketing communications. Mr. Huther joined the Company in 1986 as Vice President of the Company's subsidiary, E3 North America, Inc., and served as President of that subsidiary from 1992 until 1996. From 1968 to 1986, Mr. Huther served in sales and management positions with a variety of software companies, including co-founding Cambridge Computer, Inc. ("Cambridge") in 1968, which provided sales and distribution-related information systems to organizations, and serving as a Vice President of Cambridge until 1972. From 1959 to 1968, Mr. Huther served in numerous sales and sales management positions with IBM.

     Daniel J. Craddock has served as the Company's Senior Vice
President -- Consulting Services and President of IMI since 1997. From 1996 to 1997, Mr. Craddock served as President of the Company's subsidiary, E3 North America Inc., and from 1990 to 1996, Mr. Craddock served as the Company's Vice President of Consulting. Mr. Craddock joined the Company in 1987 and served in various sales, marketing, consulting and education functions within the Company until 1990. Mr. Craddock is a graduate of Pennsylvania State University's business logistics and physical distribution program.

     Carl H. Herlitz has served as Senior Vice President -- Business Planning and IT Services since 1997. From 1991 to 1997, Mr. Herlitz was responsible for the establishment of four of the Company's European offices. Mr. Herlitz was a programmer and co-developer of the original E3TRIM release from 1989 to 1991.

Mr. Herlitz joined the Company in 1986 as a programmer. Mr. Herlitz is a graduate of the University of Georgia with a BBA in International Business.

     R. Lee Morris joined the Company as its Chief Financial Officer in July 1997. From 1997 until joining the Company, Mr. Morris served as Senior Vice President of DocuCorp International Inc. ("DocuCorp"), and from 1989 to 1997, Mr. Morris served as Senior Vice President, Chief Financial Officer and Secretary of FormMaker Software, Inc., the predecessor of DocuCorp, which provides enterprise document automation software and services. Mr. Morris also served as a Director of FormMaker Software, Inc. from 1995 to 1996. From 1981 to 1989, Mr. Morris served as Senior Vice President and Chief Financial Officer of American Technical Services Group, Inc. ("ATS"), an instrumentation control systems company. From 1970 to 1981, Mr. Morris was with Coopers & Lybrand. Mr. Morris is a CPA and a graduate of Florida State University.

     David J. Johnston has served as Vice President -- Product Development since 1997. From 1996 to 1997, Mr. Johnston served as the Company's Director of Development and was responsible for all product enhancements and new product development. Mr. Johnston joined the Company in 1995 as a product manager. From 1989 to 1995, Mr. Johnston served as a development manager at IBM, working on inventory management product solutions. From 1985 to 1989, Mr. Johnston served as an applications developer for Federated Department Stores. Mr. Johnston graduated from Louisiana State University with a B.S. in computer science and business management.

     Thomas J. O'Haren has served as a director of the Company since 1993. Mr. O'Haren has served as a consultant to Cigna Financial Advisors, Inc. ("Cigna"), an insurance company, since 1992. From 1957 to 1992, Mr. O'Haren served in a variety of management positions with Cigna, including Regional Vice President. Mr. O'Haren holds a B.S. degree from Pennsylvania State University and has received Chartered Life Underwriter and Chartered Financial Consultant designations from the American College in Bryn Mawr, Pennsylvania. Mr. O'Haren is also a director of Jameson Inns, Inc., a hotel company.

     Anders H. Herlitz, the Company's Chairman and Chief Executive Officer, is the father of Carl H. Herlitz, the Company's Senior Vice President -- Business Planning and IT Services.

ELECTION OF DIRECTORS

     The Company intends to add one or more independent directors to its Board of Directors within 90 days after the date of this Prospectus. It will be necessary for the Company to appoint at least one independent director within the 90-day time period in order to maintain its Nasdaq National Market listing. Failure to appoint such a director could result in a delisting of the Common Stock from the Nasdaq National Market.

TERMS OF DIRECTORS

     Upon consummation of the Offering, the Board of Directors will be divided into three classes, each of whose members will serve for a staggered three-year term. The Board will be comprised of two Class I directors (Mr. Huther and Mr. O'Haren), one Class II director (Mr. Schuster) and one Class III director (Mr. Herlitz). Following the proposed election of an additional independent director to the Board of Directors, such person is expected to be a Class II director. At each annual meeting of shareholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the initial Class I directors, Class II directors and Class III directors will expire upon the election and qualification of successor directors at the 1999, 2000 and 2001 annual meetings of shareholders, respectively. See "Description of Capital Stock -- Certain Articles of Incorporation and Bylaw Provisions."

COMMITTEES OF THE BOARD OF DIRECTORS

     Mr. O'Haren currently serves as the sole member of the Compensation Committee and the Audit Committee. Upon the election of an additional outside director, such person is expected to be appointed to the Compensation Committee and Audit Committee. The Compensation Committee is responsible for reviewing and recommending salaries, bonuses and other compensation for the Company's executive officers. The Compensation Committee also is responsible for administering the Company's stock option plan and for establishing the terms and conditions of all stock options granted under the plan. The Audit Committee is responsible for recommending independent auditors, reviewing with the independent auditors the scope and results of the audit engagement, monitoring the Company's financial policies and control procedures and reviewing and monitoring the provisions of nonaudit services by the Company's auditors.

COMPENSATION OF DIRECTORS

     Mr. O'Haren received $10,000 in exchange for his services as a member of the Board of Directors during 1997. Directors who are employees of the Company do not receive any compensation for services performed in their capacity as directors. The Company reimburses each director for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors and any of its committees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Mr. O'Haren, currently the sole member of the Compensation Committee, was not at any time during the year ended December 31, 1997 or at any other time an officer or employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of another entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

EXECUTIVE COMPENSATION

     The following table sets forth the total compensation earned by the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers who were serving as executive officers at the end of 1997 (collectively, the "Named Executive Officers") for services rendered to the Company in 1997.

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                          ANNUAL                 AWARDS
                                                     COMPENSATION(1)      --------------------
                                                   --------------------   NUMBER OF SECURITIES      ALL OTHER
NAME AND PRINCIPAL POSITION                         SALARY    BONUS(2)     UNDERLYING OPTIONS    COMPENSATION(3)
---------------------------                        --------   ---------   --------------------   ---------------
Anders H. Herlitz................................  $ 48,000   $ 918,095         150,000             $  2,850
  Chairman and Chief
  Executive Officer
Frank K. Schuster................................    48,000     308,320          65,000                2,850
  President and Chief Operating Officer
William H. Huther................................    48,000     308,320          65,000                2,850
  Vice Chairman and Senior Vice
  President -- Sales
  and Marketing
Daniel J. Craddock...............................    65,323     205,248          35,000                2,850
  Senior Vice President -- Consulting Services
  and President of IMI
Carl H. Herlitz..................................   113,522     116,188          30,000                   --
  Senior Vice President -- Business Planning
  and IT Services

---------------

(1) In accordance with the rules of the Securities and Exchange Commission, the compensation set forth in the table does not include compensation in the form of perquisites or other personal benefits because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary and bonus for the Named Executive Officer for such year.
(2) Represents bonuses and sales commissions.
(3) Consists of amounts paid under the Company's 401(k) plan.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth all individual grants of stock options during the year ended December 31, 1997, to each of the Named Executive
Officers:

                                              INDIVIDUAL GRANTS                        POTENTIAL REALIZABLE
                           --------------------------------------------------------      VALUE AT ASSUMED
                           NUMBER OF                                                  ANNUAL RATES OF STOCK
                           SECURITIES   PERCENT OF TOTAL                                PRICE APPRECIATION
                           UNDERLYING   OPTIONS GRANTED    EXERCISE OR                  FOR OPTION TERM(2)
                            OPTIONS     TO EMPLOYEES IN    BASE PRICE    EXPIRATION   ----------------------
NAME                       GRANTED(1)     FISCAL YEAR       PER SHARE       DATE         5%          10%
----                       ----------   ----------------   -----------   ----------   --------    ----------
Anders H. Herlitz........   150,000           20.7%           $9.25       1/15/07     $872,591    $2,211,318
Frank K. Schuster........    65,000            9.0             9.25       1/15/07      378,123       958,238
William H. Huther........    65,000            9.0             9.25       1/15/07      378,123       958,238
Daniel J. Craddock.......    35,000            4.8             9.25       1/15/07      203,605       515,974
Carl H. Herlitz..........    30,000            4.1             9.25       1/15/07      174,518       442,264

---------------

(1) All options were granted at exercise prices equal to or in excess of the fair market value of the Common Stock on the date of grant as determined by the Board of Directors. The options are nonqualified stock options, vest over four years and have a 10-year term.
(2) The potential realizable value is calculated based on the 10-year term of the option at the time of its grant. It is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually over the term of the option. These numbers are calculated based upon rules promulgated by the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future value of the Common Stock. The actual realizable value of the options based on the price to public in the Offering will exceed the potential realizable value shown in the table.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

     The following table summarizes the value of the outstanding options held by the Named Executive Officers as of December 31, 1997:

                                           NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                          UNDERLYING UNEXERCISED               IN-THE-MONEY
                                        OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END(1)
                                       ----------------------------   ------------------------------
NAME                                   EXERCISABLE    UNEXERCISABLE   EXERCISABLE     UNEXERCISABLE
----                                   -----------    -------------   ------------    --------------
Anders H. Herlitz....................      --            150,000          --               --
Frank K. Schuster....................      --             65,000          --               --
William H. Huther....................      --             65,000          --               --
Daniel J. Craddock...................      --             35,000          --               --
Carl H. Herlitz......................      --             30,000          --               --

---------------

(1) There was no public trading market for the Common Stock as of December 31, 1997. All options held by the Named Executive Officers have an exercise price per share of $9.25, which exceeds the estimated fair market value of the Company's Common Stock underlying the options as of December 31, 1997 as determined by the Company's Board of Directors. In determining the fair market value of the Company's Common Stock, the Board of Directors considered various factors, including the Company's financial condition and business prospects, its operating results, the absence of a market for its Common Stock and the risks normally associated with technology companies.

STOCK OPTION AND OTHER COMPENSATION PLANS

     Stock Incentive Plan. The Stock Incentive Plan became effective on January 1, 1997. The aggregate number of shares reserved for issuance under the Stock Incentive Plan is 3,000,000 shares. The purpose of the Stock Incentive Plan is to provide incentives for key employees, officers, consultants and directors to promote the success of the Company and to enhance the Company's ability to attract and retain the services of such persons. Options granted under the Stock Incentive Plan may be either options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or nonqualified stock options.

     As of May 31, 1998, options to purchase 898,919 shares of Common Stock were outstanding under the Stock Incentive Plan at a weighted average exercise price of $10.00 per share, and no shares of Common Stock have been issued upon exercise of options granted under the Stock Incentive Plan.

     Other Incentives. In addition to options issued under the Stock Incentive Plan, as of May 31, 1998, the Company has outstanding options to purchase an aggregate of 148,354 shares of Common Stock granted to employees separate from and outside of the Stock Incentive Plan with a weighted average exercise price of $9.10 per share.

     401(k) Profit Sharing Plan. The Company maintains a 401(k) Profit Sharing Plan (the "401(k) Plan") which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Code. In general, all employees of the Company who have attained age 21 and completed 30 days of service are eligible to make salary deferrals under the 401(k) Plan. Employees must complete one year of service in order to be eligible for matching contributions. The 40l(k) Plan includes a salary deferral arrangement pursuant to which participants may contribute, subject to certain limitations prescribed by the Code, a maximum of 15% of their salary on a pre-tax basis. The Company may make matching contributions under the 401(k) Plan equal to a percentage (determined by the Company) of participants' salary deferrals. The Company may also make an additional contribution to the 401(k) Plan each year at the discretion of the Board of Directors. In 1997, the Company contributed and aggregate of $85,100 to the 401(k) Plan. Participants are always fully vested in their accounts. Distributions from the 401(k) Plan may be made in the form of a lump-sum cash payment, in installment payments or annuity payments.

LIMITATION OF LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

     The Company's Amended and Restated Articles of Incorporation (the "Restated Articles") provide that the directors shall not be liable for monetary damages except for (i) any appropriation, in violation of his or her duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of laws, (iii) any liability under
Section 14-2-832 of the Georgia Business Corporations Code (the "GBCC"), which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions or (iv) any transaction from which he or she derived an improper personal benefit. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

     The Company's Amended and Restated Bylaws (the "Restated Bylaws") provide that the Company will indemnify each of its directors and may indemnify each of its officers, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding; provided, however, that no indemnification of directors shall be made for (i) any appropriation, in violation of his or her duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of laws, (iii) any liability under Section 14-2-832 of the GBCC which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions or (iv) any transaction from which he or she derived an improper personal benefit.

     The Company intends to obtain a directors and officers liability insurance policy.

                              CERTAIN TRANSACTIONS


     In 1996, the Company paid a $500,000 fee for consulting services to a corporation that is wholly owned by Anders H. Herlitz. The services were unique in nature and not otherwise available to the Company; therefore, the fee was as favorable as could have been obtained from unaffiliated third parties. The services were provided on a one-time basis and have since been discontinued.



     On July 22, 1998, the Company entered into a Promissory Note (the "Bridge Loan") with Jan W. Herlitz, who is the son of Anders H. Herlitz and an employee of the Company. Pursuant to the Bridge Loan, the

Company loaned Jan W. Herlitz $500,000 at an interest rate of 6% per year. The Bridge Loan is payable at the earliest to occur of either the completion of the initial public offering or six months from the date of the Promissory Note. Proceeds received by Jan W. Herlitz as a Selling Shareholder will be used to repay the Bridge Loan.


     The Board of Directors of the Company has adopted a resolution whereby all future transactions, including any loans from the Company to its officers, directors, principal shareholders or affiliates, will require the approval of a majority of the Board of Directors, including a majority of the independent and disinterested members of the Board of Directors, if required by law, or a majority of the disinterested shareholders and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of the date of this Prospectus and as adjusted to reflect the sale by the Company of the Common Stock being offered hereby by: (i) each director of the Company; (ii) each of the Named Executive Officers; (iii) each shareholder known by the Company to be beneficial owners of more than 5% of the outstanding shares of Common Stock; (iv) the Selling Shareholders; and (v) all executive officers and directors of the Company as a group.

                                                SHARES BENEFICIALLY      NUMBER OF     SHARES BENEFICIALLY
                                                       OWNED             SHARES TO       OWNED AFTER THE
                                              PRIOR TO THE OFFERING(2)   BE SOLD IN        OFFERING(2)
                                             ------------------------       THE        ----------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)        SHARES      PERCENTAGE      OFFERING     SHARES     PERCENTAGE
---------------------------------------      ----------    -----------   ----------    ---------   ----------
Anders H. Herlitz(3).......................   5,885,725       37.6%                                      %
Christina R. Herlitz(4)....................   5,885,725       37.6
Carl H. Herlitz............................   2,926,950       18.7
Jan W. Herlitz.............................   2,926,950       18.7
Frank K. Schuster..........................   1,691,000       10.8
William H. Huther..........................   1,691,000       10.8
Daniel J. Craddock.........................     338,200        2.2
Kenneth Axelsson...........................      79,800          *
Oue Andre..................................      31,825          *
Bjorn Walsinger............................      31,825          *
Fritz-Lenmart Egnell.......................      31,825          *
Bjorn Uttergard............................      14,250          *
Thomas J. O'Haren..........................          --          *
All directors and executive officers as a
  group (9 persons)........................  12,532,875      80.1%                                      %

---------------

 * Less than one percent.
(1) Unless otherwise set forth herein, the street address of the named beneficial owner is c/o E3 Corporation, 1800 Parkway Place, Suite 600, Marietta, Georgia 30067.
(2) For purposes of calculating the percentage beneficially owned, the number of shares of Common Stock deemed outstanding prior to the Offering includes 15,649,350 shares outstanding as of May 31, 1998. The number of shares of Common Stock deemed outstanding after the Offering includes an additional shares that are being offered for sale by the Company in the Offering. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission that deem shares to be beneficially owned by any person or group who has or shares voting and investment power with respect to such shares.
(3) Includes 2,926,950 shares of Common Stock owned by Mr. Herlitz's spouse, Christina R. Herlitz. Mr. Herlitz disclaims beneficial ownership of the shares owned by Ms. Herlitz.
(4) Includes 2,958,775 shares of Common Stock owned by Ms. Herlitz's spouse, Anders H. Herlitz. Ms. Herlitz disclaims beneficial ownership of the shares owned by Mr. Herlitz.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of (i) 100,000,000 shares of Common Stock, $.05 par value per share, and (ii) 50,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). As of May 31, 1998, the Company had issued and outstanding 15,649,350 shares of Common Stock. The following description of the capital stock of the Company is a summary and is qualified in its entirety by the provisions of the Restated Articles and Restated Bylaws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

     Holders of shares of Common Stock are entitled to one vote per share for the election of directors and all matters to be submitted to a vote of the Company's shareholders. Subject to the rights of any holders of Preferred Stock which may be issued in the future, the holders of shares of Common Stock are entitled to share ratably in such dividends as may be declared by the Board of Directors and paid by the Company out of funds legally available therefor. In the event of a dissolution, liquidation or winding up of the Company, holders of shares of Common Stock are entitled to share ratably in all assets remaining after payment of all liabilities and liquidation preferences, if any. Holders of shares of Common Stock have no preemptive, subscription, redemption or conversion rights. The outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company in connection with the Offering will be, duly authorized, validly issued, fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors is authorized, subject to certain limitations prescribed by law and without further shareholder approval, to issue from time to time up to an aggregate of 50,000,000 shares of Preferred Stock in one or more series and to fix or alter the designations, preferences, rights and any qualifications, limitations or restrictions on the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights, terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any series or designations of such series. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change of control of the Company. There are no outstanding shares of Preferred Stock and no series have been designated.

CERTAIN ARTICLES OF INCORPORATION AND BYLAW PROVISIONS

     The Company's Restated Articles provide that special meetings of shareholders may be called only by: (i) the Board of Directors; (ii) the Chairman of the Board of Directors (if one is so appointed); (iii) the Chief Executive Officer of the Company; (iv) the President of the Company; or (v) holders of not less than 35% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The Restated Articles and Restated Bylaws also provide for a classified Board of Directors and permit removal of directors only for cause. See "Management -- Directors and Executive Officers."

     The Company's Restated Articles establish an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors, as well as for other proposals to be considered at shareholders' meetings. Notice of shareholder proposals and director nominations must be given timely in writing to the Secretary of the Company before the meeting at which such matters are to be acted upon or directors are to be elected. Such notice, to be timely, must be received at the principal executive offices of the Company with respect to shareholder proposals and elections to be held at the annual meeting, not less than 60 days before the date of the meeting; however, if less than 70 days notice or prior public disclosure of the date of the scheduled meeting is given or made, notice by the shareholder, to be timely, must be delivered or received not later than the close of business on the tenth day following the earlier of the day on which notice of the date of the meeting is mailed to shareholders or public disclosure of the date of such meeting is made.

     Notice to the Company from a shareholder who intends to present a proposal or to nominate a person for election as a director at a shareholders' meeting must contain certain information about the shareholder giving such notice and, in the case of director nominations, all information that would be required to be included in a proxy statement soliciting proxies for the election of the proposed nominee (including such person's written consent to serve as a director if so elected). If the presiding officer at the meeting determines that a shareholder's proposal or nomination is not made in accordance with the procedures set forth in the Restated Articles, such proposal or nomination, at the direction of such presiding officer, may be disregarded. The notice requirement for shareholder proposals contained in the Restated Bylaws does not restrict a shareholder's right to include proposals in the Company's annual proxy materials pursuant to rules promulgated under the Securities Exchange Act of 1934, as amended.

     The Restated Articles provide for a staggered Board of Directors as described under "Management -- Terms of Directors." Therefore, under the GBCC, directors may be removed only for cause. "For cause" shall mean (i) misconduct as a director of the Corporation or any subsidiary of the Corporation which involves dishonesty with respect to a material corporate activity or material corporate asset, or (ii) conviction of an offense punishable by one or more years of imprisonment (other than minor regulatory infractions and traffic violations which do not materially and adversely affect the Company).

     The Board of Directors shall have the power to increase or decrease the authorized number of directors, with or without shareholder approval. Newly created directorships resulting from any increase in the number of directors or any vacancy on the Board of Directors may be filled by the affirmative vote of a majority of the remaining directors then in office or, if not filled by the directors, by the shareholders.

     The Restated Articles provide that in discharging the duties of their respective positions and in determining what is believed to be in the best interest of the Company, the Board of Directors, any committee of the Board of Directors and any individual director, in addition to considering the effects of any action on the Company or its shareholders, may, to the extent permitted by applicable Georgia law, in his or her sole discretion, consider the interests of the employees, customers, suppliers and creditors of the Company and its subsidiaries, the communities in which offices or other establishments of the Company and its subsidiaries are located and all other factors such director(s) may consider pertinent; provided, however, that this provision of the Restated Articles solely grants discretionary authority to the directors, and no constituency shall be deemed to have been given any right to consideration thereby.

     The preceding provisions of the Restated Articles may be changed only upon the affirmative vote of holders of at least 66 2/3% of the total number of the then outstanding shares of capital stock of the Company that are entitled to vote generally in the election of directors, voting together as a single class.

     The provisions of the Restated Articles and Restated Bylaws summarized in the preceding seven paragraphs and the provisions of the GBCC described under "Certain Provisions of Georgia Law," contain provisions that may have the effect of delaying, deferring or preventing a non-negotiated merger or other business combination involving the Company. These provisions are intended to encourage any person interested in acquiring the Company to negotiate with and obtain the approval of the Board of Directors in connection with the transaction. Certain of these provisions may, however, discourage a future acquisition of the Company not approved by the Board of Directors in which shareholders might receive an attractive value for their shares or that a substantial number or even a majority of the Company's shareholders might believe to be in their best interest. As a result, shareholders who desire to participate in such a transaction may not have the opportunity to do so. Such provisions could also discourage bids for the Common Stock at a premium, as well as create a depressive effect on the market price of the Common Stock.

CERTAIN PROVISIONS OF GEORGIA LAW

     Georgia Business Combination Statute. The Company has elected in its Restated Bylaws to be subject to provisions of the GBCC prohibiting various "business combinations" involving "interested shareholders" for a period of five years after the shareholder becomes an interested shareholder of the Company. Such provisions prohibit any business combination with an interested shareholder unless either (i) prior to such time, the Board of Directors approves either the business combination or the transaction by which such shareholder became an interested shareholder, (ii) in the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder became the beneficial owner of at least 90% of the outstanding voting stock of the Company that was not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of the Company, or
(iii) subsequent to becoming an interested shareholder, such shareholder acquired additional shares resulting in such shareholder owning at least 90% of the outstanding voting stock of the Company and the business combination is approved by a majority of the disinterested shareholders' shares not held by directors, officers, affiliates thereof, subsidiaries or certain employee stock option plans of the Company. Under the relevant provisions of the GBCC, a "business combination" is defined to include, among other things, (i) any merger, consolidation, share exchange or any sale, transfer or other disposition (or series of related sales or transfers) of assets of the Company having an aggregate book value of 10% or more of the Company's net assets (measured as of the end of the most recent fiscal quarter), with an interested shareholder of the Company or any other corporation which is or, after giving effect to such business combination, becomes an affiliate of any such interested shareholder,
(ii) the liquidation or dissolution of the Company, (iii) the receipt by an interested shareholder of any benefit from any loan, advance, guarantee, pledge, tax credit or other financial benefit from the Company, other than in the ordinary course of business, and (iv) certain other transactions involving the issuance or reclassification of securities of the Company which produce the result that 5% or more of the total equity shares of the Company, or of any class or series thereof, is owned by an interested shareholder. An "interested shareholder" is defined by the GBCC to include any person or entity that, together with its affiliates, beneficially owns or has the right to own 10% or more of the outstanding voting shares of the Company, or any person that is an affiliate of the Company and has, at any time within the preceding two-year period, been the beneficial owner of 10% or more of the outstanding voting shares of the Company. The restrictions on business combinations shall not apply to any person who was an interested shareholder before the adoption of the bylaw provision that made the provisions applicable to the Company nor to any persons who subsequently become interested shareholders inadvertently, subsequently divest sufficient shares so that the shareholder ceases to be an interested shareholder and would not, at any time within the five-year period immediately before a business combination involving the shareholder, have been an interested shareholder but for the inadvertent acquisition.

     Georgia Fair Price Statute. The Company has elected in its Restated Bylaws to be subject to the "Fair Price" provisions of the GBCC. These provisions require that a "business combination" with an "interested shareholder" be (a) unanimously approved by "continuing directors" who must constitute at least three members of the Board of Directors at the time of such approval, or (b) recommended by at least two-thirds of the "continuing directors" and approved by a majority of the shareholders excluding the "interested shareholder," unless certain standards regarding the consideration paid to shareholders in the transaction are met. Subject to certain exceptions, a "business combination" includes (i) any merger or consolidation of the corporation or a subsidiary of the Company, (ii) any share exchange, (iii) any sale, lease, transfer, or other disposition of assets of the Company or its subsidiary occurring within a 12-month period and having an aggregate book value equal to 10% or more of the net assets of the Company, (iv) any transaction that results in the issuance or transfer by the Company of any stock of the Company or the subsidiary representing 5% or more of the total market value of the outstanding stock of the Company to any interested shareholder within a 12-month period, except pursuant to a transaction that effects a pro rata distribution to all shareholders of the Company, (v) the adoption of any plan or proposal for the liquidation or dissolution of the corporation in which anything other than cash will be received by an interested shareholder, and (vi) any transaction occurring within a 12-month period involving the Company or a subsidiary of the Company that has the effect of increasing by 5% or more the proportionate share of the stock of any class or series of the Company or the subsidiary that is directly or beneficially owned by the interested shareholder. An "interested shareholder" is defined the same as it is defined in the Georgia Business Combination Statute. A "continuing director" includes any director who is not an affiliate or associate of an interested shareholder or any Board-approved successor of such a director who is not an affiliate or associate of an interested shareholder.

     The Fair Price provisions do not restrict a business combination if: (a) the aggregate amount of the cash, and fair market value of any non-cash property, measured five days before the consummation date, to be received per share by the shareholders is at least equal to the highest of: (i) the highest per share price, including brokerage commissions, transfer taxes, and soliciting dealers' fees, paid by the interested shareholder for any shares of the same class or series acquired by it within two years preceding the announcement date or in the transaction in which it became an interested shareholder, (ii) the higher of the fair market value per share as determined on the announcement date or the determination date, or (iii) in the case of shares other than Common Stock, the highest amount per share to which preferred shareholders are entitled in the event of liquidation, dissolution, or winding up of the corporation, provided that subparagraph (iii) shall only be applicable if the interested shareholder acquired the shares within the two-year period immediately preceding the announcement date; and (b) shareholders receive cash or the form of consideration used in the past by the interested shareholder to purchase the largest number of shares of such class or series. Further, subject to exceptions, prior to the time the business combination with the interested shareholder takes place, without the approval of the Board of Directors, there must have been: (i) no failure to declare and pay full dividends on the Company's outstanding Preferred Stock, (ii) no reduction in the annual rate of dividends paid on common shares except as to reflect any subdivision of the shares, (iii) an increase in the annual rate of dividends to reflect any reclassification of shares, and (iv) not more than a 1% increase in the interested shareholder's ownership of any of the Company's capital stock in any 12-month period. An interested shareholder may not receive a direct or indirect benefit, except proportionately as a shareholder, of any loans, advances, guarantees, pledges, or other financial assistance or any tax credits or other tax advantages provided by the corporation or its subsidiaries, either in anticipation of or in connection with such business combination or otherwise.

LISTING

     Application has been made to include the Company's Common Stock on the Nasdaq National Market under the trading symbol "EIII."

TRANSFER AGENT AND REGISTRAR

     The transfer agent for the Company's Common Stock is SunTrust Bank, Atlanta, located in Atlanta, Georgia.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to the Offering, there has been no public market for the securities of the Company.

     Upon completion of the Offering, the Company will have outstanding shares of Common Stock (assuming no exercise of the Underwriters' over-allotment option or options currently outstanding). Of these shares, the shares sold in the Offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by "affiliates" of the Company as that term is defined in Rule 144 under the Securities Act (which sales would be subject to certain limitations
and restrictions described below). The remaining                shares of Common
Stock may be sold in the public market only if registered or pursuant to an exemption from registration, such as Rule 144 promulgated under the Securities
Act. The holders of all remaining                shares have agreed not to
offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, or agree to dispose of, any shares of Common Stock until 180 days after the date of this Prospectus without the prior written consent of UBS Securities LLC. See "Underwriting." UBS Securities LLC, in its sole discretion and without notice, may earlier release for sale in the public market all or any portion of the shares subject to the lock-up agreements.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, a person (or persons whose shares are aggregated) who has beneficially owned shares for at least one year (including the holding period of any prior owner except an affiliate) is entitled to sell in "brokers' transactions" or to market makers, within any three-month period, a number of shares that does not exceed the greater of: (i) one percent of the number of
shares of Common Stock then outstanding (approximately                shares
immediately after the Offering) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the required filing of a Form 144 with respect to such sale. Sales under Rule 144 are subject to the availability of current public information about the Company. Under Rule 144(k), a person who is not deemed to have been an affiliate of the Company at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell such shares without having to comply with the manner of sale, public information, volume limitation or notice filing provisions of Rule 144 and, unless otherwise restricted, may therefore sell such shares immediately upon the completion of the Offering. Under Rule 701 under the Securities Act, persons who purchase shares upon exercise of options granted prior to the Offering are entitled to sell such shares 90 days after the Offering in reliance on Rule 144, without having to comply with the holding period requirements of Rule 144 and, in the case of non-affiliates, without having to comply with the volume limitation or notice filing provisions of Rule 144.

     After the expiration of the 180-day lock-up period,                shares,
including the shares offered hereby or the shares which may be purchased upon the exercise of options then exercisable, will be eligible for sale in the public market subject, in some cases, to compliance with Rule 144 or Rule 701. The Company is unable to estimate accurately the number of "restricted" shares that will be sold under Rule 144 since this will depend in part on the market price for the Common Stock, the personal circumstances of the seller and other factors. See "Risk Factors -- Shares Eligible for Future Sale."

     After the completion of the Offering, the Company intends to file Registration Statements on Form S-8 under the Securities Act to register the 3,000,000 shares of Common Stock reserved for issuance under the Company's Stock Incentive Plan, as well as the shares reserved for issuance upon exercise of options to purchase an additional 148,354 shares of Common Stock granted other than pursuant to such plan. After the date of such filing (if not otherwise subject to a lock-up agreement), shares purchased pursuant to such options generally would be available for resale in the public market. The Company has granted options to purchase an aggregate of 1,047,273 shares, of which no options are currently exercisable. See "Management -- Stock Option and Other Compensation Plans."

                                  UNDERWRITING


     Subject to the terms and conditions contained in the Underwriting Agreement to be entered into in connection with the Offering, the Underwriters named below (the "Underwriters"), for whom Warburg Dillon Read LLC and SoundView Financial Group, Inc. are acting as Representatives (the "Representatives"), have agreed to purchase from the Company and the Selling Shareholders the following respective number of shares of Common Stock:



                                                               NUMBER
UNDERWRITERS                                                  OF SHARES
------------                                                  ---------
Warburg Dillon Read LLC.....................................
SoundView Financial Group, Inc..............................

                                                               -------
          Total.............................................
                                                               =======


     The Underwriting Agreement provides that the obligations of the several Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel. The nature of the Underwriters' obligation is such that they are committed to purchase all shares of Common Stock offered hereby if any such shares are purchased. The Underwriting Agreement contains certain provisions whereby, if any Underwriter defaults in its obligation to purchase shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Representatives have advised the Company and the Selling Shareholders that the Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers, at such price less a concession not in
excess of $     per share. The Underwriters may allow, and such dealers may
reallow, a concession not in excess of $     per share to other Underwriters or
to certain other dealers. After the public offering of the shares of Common Stock, the offering price and other selling terms may be changed by the Underwriters.

     The Company and the Selling Shareholders have granted to the Underwriters an option, exercisable no later than 30 days after the date of this Prospectus,
to purchase up to a total of                additional shares of Common Stock to
cover over-allotments, if any, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. To the extent that the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares of Common Stock set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock offered hereby. The Company and the Selling Shareholders will be obligated, pursuant to the option, to sell such shares to the Underwriters to the extent the option is exercised.

     The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments the Underwriters may be required to make in respect thereof.


     The executive officers, directors, Selling Shareholders and certain other shareholders of the Company have agreed that they will not, without the prior written consent of Warburg Dillon Read LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock for a period of 180 days after the date of the Underwriting Agreement. The Company has agreed that it will not, without the prior written consent of Warburg Dillon Read LLC, offer, sell or otherwise dispose of any shares of Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus, except that the Company may issue shares upon the exercise of options granted prior to the date hereof, and may grant additional options under its Stock Incentive Plan, provided that, without the prior written consent of Warburg Dillon Read LLC, such additional options shall not be exercisable during such period. See "Shares Eligible for Future Sale."



     In connection with the Offering and in compliance with applicable law including Regulation M, the Underwriters may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the Offering. A penalty bid means an arrangement that permits Warburg Dillon Read LLC, as managing underwriter, to reclaim a selling concession from a syndicate member in connection with the Offering when the shares of Common Stock originally sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market or otherwise. The Underwriters are not required to engage in any of these activities. Any such activities, if commenced, may be discontinued at any time.


     In connection with the Offering, certain Underwriters, who are qualified registered market makers on the Nasdaq National Market, may engage in passive market making on Nasdaq in accordance with Rule 103 of Regulation M under the Securities Exchange Act of 1934, as amended. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered before the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the Common Stock above independent market level and, if commenced, may be discontinued at any time.

     The Representatives have advised the Company that the Underwriters do not intend to confirm sales to any account over which they exercise discretionary authority in excess of five percent of the number of shares of Common Stock offered hereby.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of the Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Morris, Manning & Martin, L.L.P., Atlanta, Georgia. Certain legal matters in connection with the Offering will be passed upon for the Underwriters by Brobeck, Phleger & Harrison LLP, Austin, Texas.

                                    EXPERTS

     The Consolidated Financial Statements of E3 Corporation as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (together with all amendments, schedules and exhibits thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement and the exhibits and schedules thereto may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N. W., Washington, D.C. 20549, and at the following regional offices of the Commission: Seven World Trade Center, Room 1400, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, Room 1024, at prescribed rates. In addition, the Company is required to file electronic versions of these documents with the Commission through the Commissions' Electronic Data Gathering, Analysis, and Retrieval (EDGAR) system. The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. Information concerning the Company is also available for inspection at the offices of the Nasdaq National Market, Reports Section, 1735 K Street, N.W., Washington, D.C. 20006.

     The Company intends to furnish to its shareholders annual reports containing consolidated financial statements audited by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited consolidated financial information.

                                 E3 CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                    CONTENTS

                                                              PAGE
                                                              ----
Report of Independent Auditors..............................  F-2
Consolidated Balance Sheets as of December 31, 1996 and 1997
  and March 31, 1998 (Unaudited)............................  F-3
Consolidated Statements of Income for years ended December
  31, 1995, 1996 and 1997 and the Three-Month Periods ended
  March 31, 1997 and 1998 (Unaudited).......................  F-4
Consolidated Statements of Shareholders' Equity for years
  ended December 31, 1995, 1996 and 1997 and the Three-Month
  Period ended March 31, 1998 (Unaudited)...................  F-5
Consolidated Statements of Cash Flows for years ended
  December 31, 1995, 1996 and 1997 and the Three-Month
  Periods ended March 31, 1997 and 1998 (Unaudited).........  F-6
Notes to Consolidated Financial Statements..................  F-7

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
E3 Corporation

     We have audited the accompanying consolidated balance sheets of E3 Corporation as of December 31, 1996 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ending December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion the financial statements referred to above present fairly, in all material respects, the consolidated financial position of E3 Corporation at December 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Atlanta, Georgia

February 13, 1998, except for Note 9,

  as to which the date is May 14, 1998

                                 E3 CORPORATION

                          CONSOLIDATED BALANCE SHEETS


                                                               DECEMBER 31,
                                                         -------------------------    MARCH 31,
                                                            1996          1997          1998
                                                         -----------   -----------   -----------
                                                                                     (UNAUDITED)
                                             ASSETS
Current assets:
  Cash and cash equivalents............................  $ 4,575,424   $ 7,318,181   $ 9,247,629
  Accounts receivable, net of allowances of $190,000
     and $590,000 in 1996 and 1997, respectively.......    6,545,720     6,486,129     5,285,808
  Accounts receivable from employees...................       76,815        16,378            --
  Prepaid expenses and other current assets............      262,780       212,180       128,115
  Deferred income taxes................................      307,542       495,692       495,692
                                                         -----------   -----------   -----------
          Total current assets.........................   11,768,281    14,528,560    15,157,244
Property and equipment:
  Furniture and equipment..............................    1,679,757     2,157,940     2,289,122
  Purchased software...................................      235,100       212,856       217,295
  Leasehold improvements...............................      351,624       412,489       425,399
                                                         -----------   -----------   -----------
                                                           2,266,481     2,783,285     2,931,816
  Less accumulated depreciation and amortization.......   (1,092,819)   (1,524,883)   (1,659,647)
                                                         -----------   -----------   -----------
                                                           1,173,662     1,258,402     1,272,169
Other assets...........................................       37,599        37,256        89,876
                                                         -----------   -----------   -----------
          Total assets.................................  $12,979,542   $15,824,218   $16,519,289
                                                         ===========   ===========   ===========

                              LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.....................................  $   983,206   $   299,338   $   368,227
  Accrued expenses.....................................    1,267,446     1,555,960     1,674,385
  Accrued bonuses......................................           --       680,000            --
  Accrued commissions..................................      424,808       553,649       172,248
  Income taxes payable.................................      578,437       515,769     1,049,271
  Deferred revenue.....................................    4,603,032     5,350,677     5,574,727
                                                         -----------   -----------   -----------
          Total current liabilities....................    7,856,929     8,955,393     8,838,858
Deferred income taxes..................................       32,343        30,400        30,400
Commitments
Shareholders' equity:
  Common stock, par value $.05 per share, authorized
     50,000,000 shares, issued 15,987,550 at December
     31, 1996 and 15,649,350 shares at December 31,
     1997 and March 31, 1998 (unaudited)...............      799,378       782,468       782,468
  Retained earnings....................................    4,343,169     6,236,676     7,053,506
  Foreign currency translation adjustments.............       24,866      (180,719)     (185,943)
                                                         -----------   -----------   -----------
                                                           5,167,413     6,838,425     7,650,031
  Less: Treasury stock -- 338,200 shares at December
     31, 1996..........................................      (77,143)           --            --
                                                         -----------   -----------   -----------
          Total shareholders' equity...................    5,090,270     6,838,425     7,650,031
                                                         -----------   -----------   -----------
          Total liabilities and shareholders' equity...  $12,979,542   $15,824,218   $16,519,289
                                                         ===========   ===========   ===========


          See accompanying notes to consolidated financial statements.

                                 E3 CORPORATION

                       CONSOLIDATED STATEMENTS OF INCOME

                                                                               THREE MONTHS ENDED
                                           YEAR ENDED DECEMBER 31,                  MARCH 31,
                                   ---------------------------------------   -----------------------
                                      1995          1996          1997          1997         1998
                                   -----------   -----------   -----------   ----------   ----------
                                                                                   (UNAUDITED)
Revenue:
  Software license fees..........  $11,199,140   $12,588,646   $14,518,779   $5,185,274   $4,107,170
  Services and maintenance
     fees........................    5,044,295     7,200,332    10,342,595    2,350,715    3,392,265
                                   -----------   -----------   -----------   ----------   ----------
          Total revenue..........   16,243,435    19,788,978    24,861,374    7,535,989    7,499,435
Expenses:
  Cost of services and
     maintenance fees............    3,035,540     5,039,624     5,995,554    1,141,055    1,503,943
  Sales and marketing............    3,684,206     4,862,333     7,468,710    1,711,013    2,291,211
  General and administrative.....    4,192,920     3,562,370     4,553,113      852,540    1,478,932
  Product development............    2,413,721     2,586,411     3,171,316      678,505      718,122
                                   -----------   -----------   -----------   ----------   ----------
          Total expenses.........   13,326,387    16,050,738    21,188,693    4,383,113    5,992,208
                                   -----------   -----------   -----------   ----------   ----------
Income from operations...........    2,917,048     3,738,240     3,672,681    3,152,876    1,507,227
Interest income, net.............       92,633        97,642       200,000       28,619       59,697
Other income (expense), net......       23,749         6,383       (39,310)          --      (52,776)
                                   -----------   -----------   -----------   ----------   ----------
                                       116,382       104,025       160,690       28,619        6,921
                                   -----------   -----------   -----------   ----------   ----------
Income before income taxes.......    3,033,430     3,842,265     3,833,371    3,181,495    1,514,148
Provision for income taxes.......      974,978     1,581,680     1,575,307    1,307,431      620,802
                                   -----------   -----------   -----------   ----------   ----------
Net income.......................  $ 2,058,452   $ 2,260,585   $ 2,258,064   $1,874,064   $  893,346
                                   ===========   ===========   ===========   ==========   ==========
Net income per common
  share -- basic and diluted.....  $      0.13   $      0.14   $      0.14   $     0.12   $     0.06
                                   ===========   ===========   ===========   ==========   ==========

          See accompanying notes to consolidated financial statements.

                                 E3 CORPORATION

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY


                                                              FOREIGN CURRENCY                  TOTAL
                                       COMMON     RETAINED      TRANSLATION      TREASURY   SHAREHOLDERS'
                                       STOCK      EARNINGS      ADJUSTMENTS       STOCK        EQUITY
                                      --------   ----------   ----------------   --------   -------------
Balances at December 31, 1994.......  $794,675   $  917,310      $  (6,535)      $(77,143)   $1,628,307
  Comprehensive income:
     Net income.....................        --    2,058,452             --             --     2,058,452
     Other comprehensive income.....        --           --         10,153             --        10,153
                                                                                             ----------
       Comprehensive income.........        --           --                                   2,086,605
  Dividends -- $.039 per share......        --     (605,092)            --             --      (605,092)
                                      --------   ----------      ---------       --------    ----------
Balances at December 31, 1995.......   794,675    2,370,670          3,618        (77,143)    3,091,820
  Comprehensive income:
     Net income.....................        --    2,260,585             --             --     2,260,585
     Other comprehensive income.....        --           --         21,248             --        21,248
                                                                                             ----------
       Comprehensive income.........                                                          2,281,833
  Dividends -- $.019 per share......        --     (303,858)            --             --      (303,858)
  Issuance of common stock..........     4,703       15,772             --             --        20,475
                                      --------   ----------      ---------       --------    ----------
Balances at December 31, 1996.......   799,378    4,343,169         24,866        (77,143)    5,090,270
  Comprehensive income:
     Net income.....................        --    2,258,064             --             --     2,258,064
     Other comprehensive income.....        --           --       (205,585)            --      (205,585)
                                                                                             ----------
       Comprehensive income.........                                                          2,052,479
  Dividends -- $.019 per share......        --     (304,324)            --             --      (304,324)
  Retirement of treasury stock......   (16,910)     (60,233)            --         77,143            --
                                      --------   ----------      ---------       --------    ----------
Balances at December 31, 1997.......   782,468    6,236,676       (180,719)            --     6,838,425
  Comprehensive income:
     Net income (unaudited).........        --      843,346             --             --       893,346
     Other comprehensive income
       (unaudited)..................        --           --         (5,224)            --        (5,224)
                                                                                             ----------
       Comprehensive income
          (unaudited)...............                                                            888,122
  Dividends -- $.005 per share
     (unaudited)....................        --      (76,516)            --             --       (76,516)
                                      --------   ----------      ---------       --------    ----------
Balances at March 31, 1998
  (unaudited).......................  $782,468   $7,053,506      $(185,943)      $     --    $7,650,031
                                      ========   ==========      =========       ========    ==========


          See accompanying notes to consolidated financial statements.

                                 E3 CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                 THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                   MARCH 31,
                                    ---------------------------------------   -------------------------
                                       1995          1996          1997          1997          1998
                                    -----------   -----------   -----------   -----------   -----------
                                                                                     (UNAUDITED)
OPERATING ACTIVITIES
Net income........................  $ 2,058,452   $ 2,260,585   $ 2,258,064   $ 1,874,064   $   893,346
Adjustments to reconcile net
  income to net cash provided by
  operating activities:
     Depreciation and
       amortization...............      268,888       361,775       460,864        99,419       134,764
     Provision for doubtful
       accounts...................        2,010        42,453       400,000        19,439            --
     Provision for deferred
       taxes......................     (409,842)      249,432      (190,093)           --            --
     Changes in operating assets
       and liabilities:
       Accounts receivable........   (2,661,350)   (1,342,082)     (380,897)      287,033     1,200,321
       Accounts receivable from
          employees...............       (7,434)      (37,247)       41,730        (7,950)       16,378
       Prepaid expenses and other
          current assets..........     (133,614)     (278,926)      264,045       106,568        84,065
       Other assets...............      (52,634)       15,044           342       (59,110)      (52,620)
       Accounts payable...........    1,274,423      (172,485)     (684,018)      (29,971)       68,889
       Accrued expenses...........      134,108       452,766       266,630      (846,882)      118,425
       Accrued bonuses............           --            --       680,000       280,000      (680,000)
       Accrued commissions........       77,930      (179,106)      128,841       153,020      (381,401)
       Income taxes payable.......     (466,064)      435,247      (209,089)      816,353       533,502
       Deferred revenue...........    1,618,556       206,918       754,078    (1,449,291)      224,050
       Deferred rent..............     (125,115)           --            --            --            --
                                    -----------   -----------   -----------   -----------   -----------
          Net cash provided by
            operating
            activities............    1,578,314     2,014,374     3,790,497     1,242,692     2,159,719
                                    -----------   -----------   -----------   -----------   -----------
INVESTING ACTIVITIES
Purchases of equipment............     (709,923)     (612,070)     (634,906)     (124,493)     (148,531)
                                    -----------   -----------   -----------   -----------   -----------
          Net cash used in
            investing
            activities............     (709,923)     (612,070)     (634,906)     (124,493)     (148,531)
                                    -----------   -----------   -----------   -----------   -----------
FINANCING ACTIVITIES
Payments of dividends.............     (605,092)     (303,858)     (304,324)      (75,637)      (76,516)
Issuance of common stock..........           --        20,475            --            --            --
                                    -----------   -----------   -----------   -----------   -----------
          Net cash used in
            financing
            activities............     (605,092)     (283,383)     (304,324)      (75,637)      (76,516)
                                    -----------   -----------   -----------   -----------   -----------
Effect of exchange rate
  fluctuations on cash............       55,717         3,232      (108,510)       (4,362)       (5,224)
                                    -----------   -----------   -----------   -----------   -----------
Increase in cash..................      319,016     1,122,153     2,742,757     1,038,200     1,929,448
Cash at beginning of period.......    3,134,255     3,453,271     4,575,424     4,575,424     7,318,181
                                    -----------   -----------   -----------   -----------   -----------
Cash at end of period.............  $ 3,453,271   $ 4,575,424   $ 7,318,181   $ 5,613,624   $ 9,247,629
                                    ===========   ===========   ===========   ===========   ===========
SUPPLEMENTAL DISCLOSURE OF CASH
  FLOW INFORMATION
Cash paid during the period for
  income taxes....................  $ 1,859,710   $ 1,217,800   $ 1,340,621   $        --   $        --
                                    ===========   ===========   ===========   ===========   ===========

          See accompanying notes to consolidated financial statements.

                                 E3 CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF BUSINESS

     E3 Corporation (the "Company") develops and markets inventory management software and provides related consulting, education and maintenance services principally in the United States and in western Europe through its subsidiaries in France, Germany, Sweden, the United Kingdom and Italy. In January 1998, the Company changed its name to E3 Corporation from Technology Investment Leasing & Loan, Inc. and changed the name of its United States subsidiary to E3 North America, Inc. from E3 Associates, Ltd.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of E3 Corporation include the accounts of E3 Corporation and its subsidiaries, E3 North America, Inc., E3 Norden AB, E3 (Deutschland) GmbH, E3 France S.A., E3 United Kingdom, Ltd. and E3 Italia S.R.L., collectively "E3", and the accounts of Inventory Management Institute, Inc. ("IMI"), all collectively referred to as the "Company." All significant intercompany accounts and transactions have been eliminated.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results inevitably will differ from those estimates, and such differences may be material to the financial statements.

EARNINGS PER SHARE

     Earnings per share has been calculated following Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("SFAS 128"). Basic earnings per share is computed by dividing net income by weighted average shares outstanding and does not include potentially dilutive securities. Diluted earnings per share is computed by dividing net income by weighted average shares outstanding, including potentially dilutive securities using the treasury stock method based on the average stock price for the period. Outstanding stock purchase options had no impact for any of the periods reported as the exercise price of the options exceeded management's estimate of the average fair value per share for each period.

     In February 1998 the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 98 ("SAB 98"). Under the guidance of SAB 98 the Company had no "nominal issuances." Therefore, application of SAB 98 had no impact on the earnings per share calculation.

                                 E3 CORPORATION

     The following table sets forth the computation of basic and diluted earnings per share:

                                                                                 THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                   MARCH 31,
                                    ---------------------------------------   -------------------------
                                       1995          1996          1997          1997          1998
                                    -----------   -----------   -----------   -----------   -----------
                                                                                     (UNAUDITED)
Numerator -- net income available
  to common shareholders..........  $ 2,058,452   $ 2,260,585   $ 2,258,064   $ 1,874,064   $   893,346
                                    ===========   ===========   ===========   ===========   ===========
Denominator for basic net income
  per share -- weighted average
  shares outstanding..............   15,555,300    15,645,170    15,649,350    15,649,350    15,649,350
Effect of dilutive
  securities -- employee stock
  options.........................           --            --            --            --            --
                                    -----------   -----------   -----------   -----------   -----------
Denominator for diluted net income
  per share -- adjusted weighted
  average shares outstanding and
  assumed conversion of dilutive
  securities......................   15,555,300    15,645,170    15,649,350    15,649,350    15,649,350
                                    ===========   ===========   ===========   ===========   ===========
Net income per share -- basic.....  $      0.13   $      0.14   $      0.14   $      0.12   $      0.06
                                    ===========   ===========   ===========   ===========   ===========
Net income per share -- diluted...  $      0.13   $      0.14   $      0.14   $      0.12   $      0.06
                                    ===========   ===========   ===========   ===========   ===========

REVENUE RECOGNITION


     During 1995, 1996 and 1997, the Company recognized revenue in accordance with AICPA Statement of Position 91-1, "Software Revenue Recognition." Revenue from the licensing of computer software is recognized when collectibility is assessed as probable, there are no significant remaining obligations, and the software has been delivered. Revenue from certain license agreements which give the customer a short-term right of return is reduced by an estimate of future returns. Revenue from consulting and education services is recognized at the time services are performed. Revenue from customer use fees (maintenance fees) is recognized ratably over the period of the agreements.


     In October 1997 the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position ("SOP") 97-2 "Software Revenue Recognition," as amended by SOP 98-4, which supersedes SOP 91-1 and is effective for transactions entered into for fiscal years beginning after December 31, 1997. While some principles remain the same, there are several key differences between the two pronouncements, including accounting for multiple element arrangements. The Company adopted SOP 97-2 effective January 1, 1998 for transactions entered into during the first quarter ended March 31, 1998. There was no material financial impact due to the adoption of 97-2 as the separate elements of multiple element contracts have been separately priced; contracts generally have not required significant production, modification or customization of software; and service elements have not been considered essential to the functionality of software delivered and are recognized separately as services are performed.

     Deferred revenue represents payments received prior to delivery of the related products or services.

COMPUTER SOFTWARE

     Research and development costs are expensed as incurred. Capitalization of software development costs does not commence until technological feasibility of the product is established and ceases when the product is available for general release to customers. The Company did not capitalize any software development costs in 1995, 1996 or 1997.

                                 E3 CORPORATION

CASH AND CASH EQUIVALENTS

     The Company considers all liquid investments with a maturity of three months or less when purchased to be cash equivalents. Cash equivalents are stated at cost, which approximates fair market value.

PROPERTY AND EQUIPMENT

     Property and equipment is stated at cost. Depreciation is provided over the estimated useful lives of the related assets (furniture and equipment -- 5 years, purchased software -- 3 years, leasehold improvements -- life of lease) using the straight-line method for financial reporting purposes.

ADVERTISING EXPENSE

     The cost of advertising is expensed as incurred. The Company incurred approximately $161,000, $291,000 and $661,000 in advertising costs during 1995, 1996 and 1997, respectively.

STOCK BASED COMPENSATION

     The Company accounts for stock option grants in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25"), and, accordingly, recognizes no compensation expense for stock options with fixed terms and exercise prices equal to or greater than fair value at the date of grant. Compensation expense is recognized for increases in the estimated fair value of common stock for stock options with variable terms. In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"), which provides an alternative to APB 25 in accounting for stock-based compensation issued to employees. However, the Company continues to account for stock-based compensation in accordance with APB 25.

IMPACT OF RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997 the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS 130 requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the statement of financial position. SFAS 130 is effective for fiscal years beginning after December 15, 1997. The Company adopted SFAS 130 as of January 1, 1998 and all prior periods have been restated to conform with the requirements of SFAS 130. There was no impact on previously reported net income, total assets or shareholders' equity as a result of adopting SFAS 130.

     In June 1997 the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). SFAS 131 requires that a public business enterprise report financial and descriptive information about its reportable operating segments. Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     SFAS 131 requires reporting segment profit or loss, certain specific revenue and expense items, and segment assets. It requires reconciliations of total segment revenues, total segment profit or loss, total segment assets, and other amounts disclosed for segments to corresponding amounts in the enterprise's general-purpose financial statements. It requires that all public business enterprises report information about the revenues derived from the enterprise's products or services (or groups of similar products and services), about the countries in which the enterprise earns revenues and holds assets, and about major customers regardless of

                                 E3 CORPORATION
whether that information is used in making operating decisions. SFAS 131 is effective for financial statements for annual periods beginning after December 15, 1997. In the initial year of application, comparative information for earlier years is to be restated. The Company intends to adopt the provisions of SFAS 131 in 1998 and does not expect their application to have a material impact on the financial position or results of operations of the Company.

UNAUDITED INTERIM FINANCIAL STATEMENTS

     The unaudited interim financial statements include all adjustments, consisting only of normal recurring accruals, which the Company considers necessary for fair presentation of the financial position of the Company as of March 31, 1998 and the results of operation for the quarters ended March 31, 1997 and 1998, as presented in the accompanying unaudited interim financial statements.

RECLASSIFICATIONS

     Certain amounts within the 1995 and 1996 financial statements have been reclassified to conform to the 1997 presentation.

2. FINANCIAL INSTRUMENTS

CONCENTRATIONS OF CREDIT RISK

     Financial instruments that potentially subject the Company to significant concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable.

     At December 31, 1997, approximately $4,600,000 of cash is deposited in two United States financial institutions. Credit risk is subject to the financial security of the institutions. In addition, approximately $2,700,000 of the December 31, 1997 cash and cash equivalents balance is held in financial institutions in western Europe and is subject to the financial security of the institutions.


     Accounts receivable are unsecured and due under stated terms. Credit risk with respect to trade accounts receivable is subject to the financial security of each customer. The Company does not require collateral. Receivables generally are due within 30 days, and management records estimates of expected credit losses and returns of products sold. The Company did not record any writeoffs of accounts receivable against the allowance for doubtful accounts in 1995, 1996 or 1997.


     In addition, the foreign subsidiaries carry their cash, accounts receivable and accounts payable in foreign currencies. Net assets, excluding intercompany balances, of the Company's foreign subsidiaries included in the Company's consolidated financial statements totaled approximately $3,300,000 at December 31, 1997. Revenue of the foreign subsidiaries totaled approximately $7,400,000 in 1997.

FAIR VALUE

     The carrying amount reported in the balance sheet approximates the fair value for cash and cash equivalents, accounts receivable and accounts payable.

3. LEASES

     The Company leases certain office space and certain office equipment under noncancellable operating leases with initial or remaining terms of one year or more. Rent expense under all operating leases was approximately $1,258,000, $1,264,000 and $1,023,000 in 1995, 1996 and 1997, respectively.

                                 E3 CORPORATION

     Future minimum annual rental payments at December 31, 1997 under these noncancelable leases are as follows:

                                                        U.S.        EUROPE       TOTAL
                                                     ----------   ----------   ----------
1998...............................................  $  793,253   $  246,601   $1,039,854
1999...............................................     714,998      209,762      924,760
2000...............................................     586,435      272,553      858,988
2001...............................................      96,622      148,310      244,932
2002...............................................          --      145,854      145,854
Thereafter.........................................          --      158,723      158,723
                                                     ----------   ----------   ----------
                                                     $2,191,308   $1,181,803   $3,373,111
                                                     ==========   ==========   ==========

4. INCOME TAXES

     The Company accounts for income taxes using the liability method required by FASB Statement No. 109. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     The components of the provision for (benefit from) income taxes are as follows:

                                                        1995         1996         1997
                                                     ----------   ----------   ----------
Current:
  Foreign expense..................................  $   32,656   $  151,353   $  194,204
  Domestic expense.................................   1,352,164    1,180,895    1,571,196
                                                     ----------   ----------   ----------
                                                      1,384,820    1,332,248    1,765,400
Deferred:
  Domestic (benefit) expense.......................    (409,842)     249,432     (190,093)
                                                     ----------   ----------   ----------
                                                     $  974,978   $1,581,680   $1,575,307
                                                     ==========   ==========   ==========

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Undistributed earnings of the Company's foreign subsidiaries amounted to approximately $68,000 at December 31, 1997. Those earnings are considered to be permanently reinvested and, accordingly, no provision for deferred U.S. federal and state income taxes has been provided thereon. Upon distribution of those earnings in the form of dividends or otherwise, the Company would be subject to both U.S. income taxes (subject to adjustment for foreign tax credits) and withholding taxes payable to the various foreign countries.

                                 E3 CORPORATION

     Significant components of the Company's net deferred tax assets are as follows:

                                                      1995         1996         1997
                                                    --------     --------     --------
Assets:
  Foreign net operating loss carryforwards........  $ 84,000     $ 42,000     $     --
  Allowance for doubtful accounts.................    55,996       55,996      224,200
  Accrued liabilities.............................   514,398      251,546      271,492
Valuation allowance...............................   (84,000)     (42,000)          --
                                                    --------     --------     --------
          Total deferred tax assets...............   570,394      307,542      495,692
Liabilities:
  Depreciation....................................   (71,318)     (32,343)     (30,400)
                                                    --------     --------     --------
          Net deferred tax assets.................  $499,076     $275,199     $465,292
                                                    ========     ========     ========

     The reconciliation of income tax computed at the U.S. federal statutory tax rates to income tax expense is:

                                                        1995         1996         1997
                                                     ----------   ----------   ----------
Tax at U.S. statutory rates........................  $1,031,400   $1,306,400   $1,303,346
State taxes........................................     119,337      153,691      154,606
Nondeductible expenses.............................      23,800       73,803      105,271
Change in valuation allowance......................     (68,287)      42,000      (42,000)
R&D credit.........................................     (66,767)     (20,081)     (50,000)
Foreign tax rate differences.......................      17,851       54,132       91,624
Foreign tax credit.................................     (20,298)      (4,115)          --
Other..............................................     (62,058)     (24,150)      12,460
                                                     ----------   ----------   ----------
          Total tax expense........................  $  974,978   $1,581,680   $1,575,307
                                                     ==========   ==========   ==========

     During 1995, 1996 and 1997, the Company utilized approximately $207,000, $159,000 and $111,000, respectively, of foreign net operating loss carryforwards to reduce taxable income in the respective tax jurisdictions. At December 31, 1997, the Company had no remaining foreign net operating loss carryforwards.

     The income (loss) before income taxes for each of the foreign locations is as follows:

                                                      1995         1996         1997
                                                    ---------    ---------    ---------
E3 Norden AB......................................  $  76,725    $ (27,988)   $(149,206)
E3 GmbH...........................................    (13,276)     216,033      224,128
E3 France S.A. ...................................    193,983       60,785       45,809
E3 United Kingdom, Ltd............................     27,290       93,329      122,352
E3 Italia S.R.L. .................................         --         (933)      21,601

5. SHAREHOLDERS' EQUITY

     On November 5, 1997, the Company's directors approved a stock dividend for shareholders of record at such date, increasing the number of shares outstanding from 82,365 shares to 15,649,350 shares, effective January 1, 1998. All share and per share amounts related to Common Stock have been retroactively restated to reflect the stock split for all periods presented.

     All shareholders are subject to a Shareholders' Agreement which, among other things, give the Company and the shareholders of the Company the right of first refusal to purchase their shares at one and one-half times book value, subject to certain adjustments, per share. The Shareholders' Agreement expires upon the registration of any of the Company's shares with the Securities and Exchange Commission.

                                 E3 CORPORATION

STOCK OPTIONS

     The Company adopted a Stock Incentive Plan, effective on January 1, 1997. The aggregate number of shares reserved for issuance under the Stock Incentive Plan is 3,000,000 shares. The purpose of the Stock Incentive Plan is to provide incentives for key employees, officers, consultants and directors to promote the success of the Company and to enhance the Company's ability to attract and retain the services of such persons.

     Options granted under the Stock Incentive Plan may be either options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended, or nonqualified stock options.


     As of December 31, 1997 options to purchase 707,419 shares of Common Stock were outstanding under the Stock Incentive Plan and no shares of Common Stock have been issued upon exercise of options granted under the Stock Incentive Plan. In addition to options issued under the Stock Incentive Plan, at December 31, 1997, the Company has outstanding options to purchase an aggregate of 148,354 shares of Common Stock granted to employees outside of the Stock Incentive Plan. Options outstanding vest over the second, third, and fourth anniversaries of the grant date and have a term of ten years.


     The Company has elected to follow APB 25 and related interpretations in accounting for its employee stock options rather than the alternative fair value accounting provided for under SFAS 123. Under APB 25, when the exercise price of the company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, which also requires that the information be determined as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that Statement. The fair value for these options was estimated at the date of grant using the "minimum value" option pricing model with the following weighted-average assumptions for 1996 and 1997, respectively; risk-free interest rates of 6%; dividend yield of 0%, no weighted average volatility factor and a weighted-average expected life of the options of 4 years. Calculated under SFAS 123, the options granted in 1996 and 1997 were estimated to have no value and pro forma net income and net income per share for 1996 and 1997 are the same as reported in the consolidated statements of income.

     A summary of the Company's option activity and related information follows:


                                                                        WEIGHTED AVERAGE
                                                              OPTIONS    EXERCISE PRICE
                                                              -------   ----------------
Outstanding at December 31, 1995............................       --          N/A
  Granted...................................................  148,354        $9.10
                                                              -------
Outstanding at December 31, 1996............................  148,354        $9.10
  Granted...................................................  707,419        $9.70
                                                              -------
Outstanding at December 31, 1997............................  855,773        $9.59
                                                              =======


     Exercise prices for options outstanding as of December 31, 1997 range from $9.10 to $11.05 per share, all of which exceeded the Company's estimate of fair value of Common Stock on the grant date. Options outstanding at December 31, 1997 had a weighted average remaining life of 9.15 years. There were no options exercisable at December 31, 1996 or December 31, 1997.


     At December 31, 1997, the Company had 2,292,581 shares available for future grant under the Stock Incentive Plan.

                                 E3 CORPORATION

6. BENEFIT PLAN

     The Company has a defined contribution plan covering substantially all employees. Under the provisions of the plan, which qualifies under Section 401(k) of the Internal Revenue Code, participating employees may elect to contribute specified amounts of their salaries to a trust for investment. The Company contributes an amount which is determined on an annual basis depending on profits. In 1995, 1996 and 1997, approximately $53,000, $78,000 and $85,000, respectively, was charged to expense under the plan.

7. GEOGRAPHIC INFORMATION

     Sales, operating expenses and identifiable assets, classified by the major geographic areas in which the Company operates are as follows:

                                        UNITED STATES     EUROPE     ELIMINATIONS   CONSOLIDATED
                                        -------------   ----------   ------------   ------------
1995
Revenue:
  Customers -- non-export.............   $10,710,949    $4,307,486    $      --     $15,018,435
  Customers -- export.................     1,225,000            --           --       1,225,000
  Intercompany........................       667,498            --     (667,498)             --
                                         -----------    ----------    ---------     -----------
          Total.......................   $12,603,447    $4,307,486    $(667,498)    $16,243,435
                                         ===========    ==========    =========     ===========
Operating income......................   $ 2,007,740    $  909,308    $      --     $ 2,917,048
                                         ===========    ==========    =========     ===========
Identifiable assets(1)................   $ 9,617,018    $  891,717    $      --     $10,508,735
                                         ===========    ==========    =========     ===========
1996
Revenue:
  Customers -- non-export.............   $11,552,429    $6,991,549    $      --     $18,543,978
  Customers -- export.................     1,245,000            --           --       1,245,000
  Intercompany........................       982,744            --     (982,744)             --
                                         -----------    ----------    ---------     -----------
          Total.......................   $13,780,173    $6,991,549    $(982,744)    $19,788,978
                                         ===========    ==========    =========     ===========
Operating income......................   $ 2,425,420    $1,312,828    $      --     $ 3,738,248
                                         ===========    ==========    =========     ===========
Identifiable assets(1)................   $10,700,251    $2,279,291    $      --     $12,979,542
                                         ===========    ==========    =========     ===========
1997
Revenue:
  Customers -- non-export.............   $17,175,151    $7,401,223    $      --     $24,576,374
  Customers -- export.................       285,000            --           --         285,000
  Intercompany........................       701,061            --     (701,061)             --
                                         -----------    ----------    ---------     -----------
          Total.......................   $18,161,212    $7,401,223    $(701,061)    $24,861,374
                                         ===========    ==========    =========     ===========
Operating income......................   $ 3,364,427    $  308,254    $      --     $ 3,672,681
                                         ===========    ==========    =========     ===========
Identifiable assets(1)................   $12,529,869    $3,294,349    $      --     $15,824,218
                                         ===========    ==========    =========     ===========

---------------

(1) Identifiable assets are net of intercompany investment.

     Export sales from the United States are principally to Australia, Canada and Latin America. Intercompany sales between geographic areas are at amounts above cost and in accordance with the rules and regulations of the respective governing tax authorities. Operating income is total revenue less operating expenses. United States operating income is net of corporate expenses.

                                 E3 CORPORATION

8. RELATED PARTY TRANSACTIONS

     In 1996, the Company paid a $500,000 fee for consulting services to a corporation that is wholly-owned by Anders H. Herlitz, the Company's Chairman and Chief Executive Officer.

9. SUBSEQUENT EVENTS

     The Company amended its Articles of Incorporation, effective January 1, 1998, changing the name of the Company to E3 Corporation and authorizing the total shares of Common Stock available for issuance to 50,000,000 shares.


     On February 1, 1998, the Company granted to employees options to purchase 191,500 shares of Common Stock for an exercise price of $11.25 per share.


     On May 14, 1998, the Company's Board of Directors approved an amendment, subject to and contingent upon completion of an initial public offering, of its Articles of Incorporation to increase the authorized shares of $.05 par value Common Stock to 100,000,000 shares and to authorize 50,000,000 shares of $.01 par value Preferred Stock.

     No dealer, salesperson or any person has been authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made by this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby to any one in any jurisdiction in which such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date of this Prospectus.

                          ---------------------------

                               Table of Contents


                                             Page
                                             ----
Prospectus Summary.........................    3
Risk Factors...............................    6
Use of Proceeds............................   15
Dividend Policy............................   15
Capitalization.............................   16
Dilution...................................   17
Selected Consolidated Financial Data.......   18
Management's Discussion and Analysis
  of Financial Condition and Results of
    Operations.............................   19
Business...................................   29
Management.................................   40
Certain Transactions.......................   44
Principal and Selling Shareholders.........   46
Description of Capital Stock...............   47
Shares Eligible for Future Sale............   51
Underwriting...............................   52
Legal Matters..............................   54
Experts....................................   54
Additional Information.....................   54
Index to Consolidated Financial
  Statements...............................  F-1


     Until                     , 1998 (25 days after the date of this
Prospectus), all dealers effecting transactions in the Common Stock, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.
                                                 SHARES

                                   [E3 LOGO]
                                 E3 CORPORATION

                                  COMMON STOCK
                          ---------------------------
                                   PROSPECTUS
                                     , 1998
                          ---------------------------

                            WARBURG DILLON READ LLC


                              SOUNDVIEW FINANCIAL
                                  GROUP, INC.

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.........  $11,800
National Association of Securities Dealers, Inc. fee........    4,500
Nasdaq National Market listing fee..........................        *
Accountants' fees and expenses..............................        *
Legal fees and expenses.....................................        *
Blue Sky fees and expenses..................................        *
Transfer Agent's fees and expenses..........................        *
Printing and engraving expenses.............................        *
Insurance policy............................................        *
Miscellaneous...............................................        *
                                                              -------
Total Expenses..............................................  $     *
                                                              =======

---------------

* To be completed by amendment.

     All fees other than the SEC registration fee, the NASD fee and the Nasdaq National Market listing fee are estimated. None of the expenses of the issuance and distribution of the Common Stock being offered will be borne by the Selling Shareholders.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Restated Articles provide that the liability of the directors for monetary damages shall be limited to the fullest extent permissible under Georgia law. This limitation of liability does not affect the availability of injunctive relief or other equitable remedies.

     The Company's Restated Bylaws provide that the Company shall indemnify each of its officers, directors, employees and agents to the extent that he or she is or was a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that such person is or was a director, officer, employee or agent of the Company, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with such action, suit or proceeding; provided, however, that no indemnification shall be made for (i) any appropriation, in violation of his duties, of any business opportunity of the Company, (ii) acts or omissions which involve intentional misconduct or a knowing violation of laws, (iii) any liability under
Section 14-2-832 of the GBCC, which relates to unlawful payments of dividends and unlawful stock repurchases and redemptions, or (iv) any transaction from which he derived an improper personal benefit.

     Section 10 of the Underwriting Agreement filed as Exhibit 1.1 hereto also contains certain provisions pursuant to which certain officers, directors and controlling persons of the Company may be entitled to be indemnified by the underwriters named therein.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     The Company has issued stock options to purchase an aggregate of 898,919 shares of Common Stock under its Stock Incentive Plan at a weighted average exercise price of $10 per share. In addition, the Company has issued stock options to purchase an aggregate of 148,354 shares of Common Stock at a weighted average exercise price of $9.10 per share. No shares of Common Stock have been issued pursuant to the exercise of such options.

ITEM 16.  EXHIBITS


EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
  1.1**  --   Form of Underwriting Agreement.
  3.1*   --   Form of Amended and Restated Articles of Incorporation of
              the Registrant.
  3.2*   --   Form of Amended and Restated Bylaws of the Registrant.
  4.1*   --   See Exhibits 3.1 and 3.2 for provisions of the Amended and
              Restated Articles of Incorporation and Amended and Restated
              Bylaws of the Registrant defining rights of the holders of
              Common Stock of the Registrant.
  4.2**  --   Specimen Stock Certificate.
  5.1**  --   Opinion of Morris, Manning & Martin, L.L.P., Counsel to the
              Registrant, as to the legality of the shares being
              registered.
 10.1*   --   Lease Agreement by and between Two Park, Inc., having
              LaSalle Partners Asset Management Limited, as its Agent and
              E3 Associates, Ltd., dated November 8, 1990.
 10.2*   --   Amendment to Lease Agreement by and between Two Park, Inc., having LaSalle Partners Asset Management Limited, as its
              Agent and E3 Associates, Ltd., dated August 14, 1995.
 10.3*   --   Second Amendment to Lease Agreement by and between Two Park,
              Inc., having LaSalle Partners Asset Management Limited, as its Agent and E3 Associates, Ltd., dated April 22, 1996.
 10.4**  --   Third Amendment to Lease Agreement by and between Alaska
              Parkway Investment Group, Inc., as its duly authorized agent and E3 North America, Inc. (f/k/a E3 Associates, Ltd.),
              dated June   , 1998.
 10.5*   --   Stock Incentive Plan of the Registrant.
 10.6*   --   Form of Stock Option Grant Certificate under the Stock
              Incentive Plan of the Registrant.
 10.7*   --   E3 Associates, Ltd. 401(k) Employee Savings Plan Adoption
              Agreement.
 10.8    --   Promissory Note between Jan W. Herlitz and the Registrant, dated July 23, 1998.
 21.1*   --   List of Subsidiaries.
 23.1    --   Consent of Ernst & Young LLP.
 23.2**  --   Consent of Morris, Manning & Martin, L.L.P. (included in
              Exhibit 5.1).
 24.1*   --   Powers of Attorney (included on signature page).
 27.1*   --   Financial Data Schedule (for SEC use only).


---------------


 * Previously filed


** To be filed by amendment


ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The Registrant hereby undertakes that:

          (i) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of the Registration Statement as of the time it was declared effective.

          (ii) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia on the 29th day of July, 1998.


                                          E3 CORPORATION


                                          By:        /s/ R. LEE MORRIS

                                            ------------------------------------

                                                       R. Lee Morris


                                                  Chief Financial Officer



     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                      TITLE                      DATE
                     ---------                                      -----                      ----

                         *                           Chairman of the Board and Chief       July 29, 1998
---------------------------------------------------    Executive Officer (Principal
                 Anders H. Herlitz                     Executive Officer)

                         *                           President, Chief Operating Officer    July 29, 1998
---------------------------------------------------    and Director
                 Frank K. Schuster

                         *                           Vice Chairman of the Board and        July 29, 1998
---------------------------------------------------    Senior Vice President -- Sales and
                 William H. Huther                     Marketing

                 /s/ R. LEE MORRIS                   Chief Financial Officer (Principal    July 29, 1998
---------------------------------------------------    Financial and Accounting Officer)
                   R. Lee Morris

                         *                           Director                              July 29, 1998
---------------------------------------------------
                 Thomas J. O'Haren

              *By: /s/ R. LEE MORRIS
   ---------------------------------------------
                  R. Lee Morris,
                 Attorney-in-Fact